As filed with the Securities and Exchange Commission on August 31, 2004
                                                     Registration No. 333-111419

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                          Pre-Effective Amendment No. 5

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                   APTUS CORP.
              (Exact name of small business issuer in its charter)

  Delaware                                  7372                72-1528259
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


         1127 Broadway Plaza, Suite 202, Tacoma, WA 98402 (253) 691-1531
          (Address and telephone number of principal executive offices)

                         1127 Broadway Plaza, Suite 202,
                 Tacoma, WA 98402 (Address of principal place of
                business or intended principal place of business)

 John P. Gorst, 1127 Broadway Plaza, Suite 202, Tacoma, WA 98402 (253) 677-6649
--------------------------------------------------------------------------------
            (Name, Address and telephone number of agent for service)

                                   COPIES TO:
                             Richardson & Patel LLP,
           10900 Wilshire Boulevard, Suite 500, Los Angeles, CA 90024

  Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
  Act, check the following box:   [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ________________

                         CALCULATION OF REGISTRATION FEE
     Common Stock            10,000,000               $0.50               $5,000,000                $460
Title of each share     Proposed maximum       Proposed offering    Maximum aggregate      Amount of registration
class of securities to    amount to be           price per unit        offering                    fee
be registered              registered

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. Information may have changed since the date of this prospectus.


                                   PROSPECTUS



                                   APTUS CORP.

                        10,000,000 Shares of Common Stock

         This is our initial public offering of common stock. No public market currently exists for our securities.

         We are offering a total of 10,000,000 shares of common stock, par value $0.001 per share. The offering price is $0.50 per share. The shares will be offered by our officers and directors. We must sell a minimum of 500,000 shares, for gross proceeds of $250,000. The proceeds from the offering will be placed in an escrow account until we receive subscriptions for at least 500,000 shares, at which time the proceeds will be released to us. If we do not sell at least 500,000 shares, we will return the proceeds we received, with interest. Each subscriber must invest at least $500 to purchase 1,000 shares. The offering will end on the date that all of the shares of common stock we are offering are sold, but no later than June 30, 2005.

         While we do not currently intend to retain the services of an underwriter or broker-dealer, we reserve the right to do so at a later date. If we retain the services of an underwriter or broker-dealer, we may pay a commission of up to 10% of the sale proceeds. In that case, we would receive proceeds of $0.45 per share, or $225,000 if we sell 500,000 shares and $4,500,000 if all 10,000,000 shares are sold. If we retain the services of an underwriter or broker-dealer, we will amend this registration statement and the prospectus included in it to identify the person or persons acting in that capacity.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The securities offered hereby are highly speculative and involve a high degree of risk. See the discussion titled "Risk Factors" commencing on page 8.

                      The date of this Prospectus is , 2004

                                Table of Contents

Summary.......................................................................5
Risk Factors..................................................................8
Use of Proceeds..............................................................16
Market for Common Equity and Related Stockholder Matters.....................17
Dilution.....................................................................19
Capitalization...............................................................21
Our Business.................................................................23
Plan of Operation............................................................30
Principal Shareholders.......................................................35
Management...................................................................37
Certain Relationships and Related Transactions...............................40
Description of Securities....................................................40
Available Information........................................................41
Stock Transfer Agent.........................................................42
Experts......................................................................42
Legal Opinion................................................................42
Index to Financial Statements...............................................F-1
Information Not Required In Prospectus.....................................II-4
Signatures................................................................II-12

                                     Summary

         This summary highlights selected information from elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and the related notes thereto, which are included in this prospectus.

Our Company

         We are currently a software seller. Our plan is to become an application service provider ("ASP"). An ASP offers hosted proprietary software along with other hosted software business solutions distributed over Internet ready computers. The ASP customer uses a web browser to run software products, anywhere at anytime, without the need to download or install the software application. Our goal is to become a reliable and secure on-demand computing platform for the small office/home office ("SOHO") and small to medium enterprise ("SME") markets.

         We have begun implementation of a plan to purchase selected assets or businesses from within the highly fragmented application service provider and software development industries. In conjunction with this plan, we recently acquired four business software applications:

         On January 23, 2004, we acquired Appgen Custom Suite and MyBooks Professional, software applications, from Appgen Technologies, Inc. and Mark Andre, and

         On February 1, 2004, we acquired QwikQuote Sales and QwikQuote Professional Sales, sales quote applications, from QwikQuote, Inc.

         Once our business plan is fully implemented, we intend to provide hosting for either leased applications or customer owned software on leased servers located in leased data centers, rent computing services to our customers for a monthly fee, and perform remote management and maintenance of our customers' servers from our network operations center.

         We are a development stage company and we have a limited operating history. No representation is made or implied that we will be able to carry on our activities profitably. Our ability to continue our operations is dependent upon our receipt of proceeds from this offering. We cannot assure you that we will be successful in selling our securities and raising proceeds or that any proceeds we receive from this offering will be sufficient to enable us to conduct profitable operations or otherwise to engage in any business endeavors. The likelihood of our success must be considered in light of the expenses, difficulties and delays often encountered in connection with the formation of any new business. Further, no assurance can be given that we will be successful in acquiring additional assets, businesses or properties.

         We were incorporated on April 4, 2002 under the laws of the State of Delaware. Our offices are located at 1127 Broadway Plaza, Suite 202, Tacoma, Washington 98402, and the telephone number is (253) 691-1531.

  The Offering
                                            We are offering a minimum of 500,000
                                            shares and a maximum of 10,000,000
                                            shares of our common stock, par
                                            value $0.001. Prior to this
                                            offering, there has been no public
                                            market for our common stock and
                                            there can be no assurance that a
                                            regular trading market for the
                                            shares will develop or be sustained
                                            after this offering. We anticipate
                                            that trading of the shares will be
                                            conducted on the Over-The-Counter
                                            Electronic Bulletin Board, sometimes
                                            referred to as OTCBB, which is
                                            maintained by the NASD. There is no
                                            guarantee that our common stock will
                                            trade on the OTCBB.

Offering Price                              The offering price is $0.50
                                            per share and each subscriber must
                                            subscribe for a minimum of 1,000
                                            shares. The offering price of the
                                            shares has been arbitrarily
                                            determined by us and does not bear
                                            any
                                            relationship to such established
                                            valuation criteria as assets, book
                                            value or prospective earnings.

Term of the Offering                        The offering will remain open until
                                            all of the shares of common stock
                                            are sold, but no later than June 30,
                                            2005. We reserve the right to
                                            terminate the offering at any time.

Authorized and Outstanding
Securities
                                        Common        Proceeds       Class A         Class A           Class B
                                        Stock       from Offering     Common        Preferred         Preferred
                                                                      Stock           Stock             Stock
----------------- ----------------- --------------- -------------- ------------- ----------------- ----------------
Shares of Stock:

                  Authorized           250,000,000                    5,000,000        10,000,000       10,000,000
                  Outstanding
                    prior to
                    offering            12,500,000                    1,200,000               -0-              -0-
                  After minimum
                    offering
                    is sold             13,000,000       $250,000     1,200,000               -0-              -0-
                  After maximum
                    offering is
                    sold                22,500,000     $5,000,000     1,200,000               -0-              -0-


                                            In connection with our recent
                                            purchases of certain assets, we have
                                            issued a warrant to purchase 500,000
                                            shares of common stock with an
                                            exercise price of $0.50 per share
                                            and warrants to purchase 420,000
                                            shares of common stock with an
                                            exercise price of $0.0095 per share.

Plan of Distribution                        This is a direct participation
                                            offering. We have no commitment by
                                            anyone to purchase any shares. The
                                            securities will be offered by our
                                            officers and directors.

Use of Proceeds                             We intend to use substantially all
                                            of the net proceeds of this offering
                                            to develop our ASP business. The
                                            ways we expect to use the proceeds
                                            from this offering are discussed in
                                            the section of this prospectus
                                            titled, "Use of Proceeds".

Risk Factors                                The shares offered hereby involve a
                                            high degree of risk and immediate
                                            and substantial dilution and should
                                            not be purchased by investors who
                                            cannot afford the loss of their
                                            entire investment.  See the section
                                            of this prospectus titled "Risk
                                            Factors" beginning on page 8.

                        SUMMARY OF FINANCIAL INFORMATION

BALANCE SHEET

                                                                 June 30, 2004      December 31,
                                                                  (unaudited)           2003

           ASSETS

           Current Assets                                            $    86,234       $    24,227
           Other Assets                                                  566,576             1,170
                                                                     -----------       -----------
           Total Assets                                              $   652,810       $    25,397
                                                                     ===========       ===========

           LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)

           Current Liabilities                                       $   261,069       $    33,927
           Total Liabilities                                             261,069            33,927
           Total Stockholders Equity (Deficit)                           391,741           (8,530)
                                                                     -----------       -----------
           Total Liabilities and Stockholders Equity
           (Deficit)                                                 $   652,810       $    25,397
                                                                     ===========       ===========

STATEMENTS OF OPERATIONS

                                                                  For the six       Period from
                                                                 months ended      April 4, 2002
                                                                 June 30, 2004        (Date of
                                                                                     Inception)
                                                                                      through
                                                                                       June
                                                                                     30, 2004

           Revenue                                                      $176,253          $176,253
           Total Operating Expenses                                    (256,847)         (295,377)
           Other Expenses                                                (3,431)           (3,431)
                                                                    ------------      ------------
           Net Loss                                                 $   (84,025)      $  (122,555)
                                                                    ============      ============

                                  RISK FACTORS

         The securities offered hereby are highly speculative and involve substantial risks. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the value of our common stock to decline.

RISKS RELATED TO OUR BUSINESS

OUR FINANCIAL STATUS CREATES A DOUBT WHETHER WE WILL CONTINUE AS A GOING CONCERN FOR MORE THAN 12 MONTHS FROM THE DATE OF THIS PROSPECTUS. IF WE DO NOT CONTINUE AS A GOING CONCERN, YOU WILL LOSE YOUR ENTIRE INVESTMENT.

         We are a development stage company with nominal assets and limited operations. As of June 30, 2004 we had a net loss of $84,025 and a working capital deficit of $174,835.

         In its audit report dated March 31, 2004, our auditor, De Joya & Company, indicated that there was substantial doubt as to our ability to continue as a going concern unless we are able to raise enough capital to finance our operations. We cannot assure you that we will be able to raise enough capital to finance our operations. If we fail to raise enough capital to finance our operations, either through this offering or from other sources, you will lose your entire investment.

WE MUST RAISE MONEY IN ORDER IMPLEMENT OUR BUSINESS PLAN. IF WE DO NOT RAISE ENOUGH MONEY, OR IF WE DO NOT OBTAIN OTHER FINANCING, WE WILL NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND THE SECURITIES YOU ACQUIRE WOULD BECOME WORTHLESS.

         We are seeking to raise capital through this offering to implement our business plan. If all of the shares we are offering are sold, we will receive $5,000,000 in gross proceeds. However, we may receive significantly less than the maximum proceeds, or we may be unsuccessful in selling any of our securities and raise no money. To date, we have been funding our operations with loans from Insynq, Inc. (Insynq), loans from individuals and with the modest revenues we have begun to earn from the sales of the products we've acquired. We have no other source of income or financing. If we are unable to raise enough funds through the sale of our securities in this offering, we may be required to substantially curtail, or to completely cease, our operations. If that were to happen, the securities you purchase in this offering would become worthless.

EVEN IF WE SELL ALL OF THE STOCK WE ARE OFFERING, WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE. IF WE ARE UNSUCCESSFUL IN OBTAINING SUCH FUNDING WE MIGHT NOT BE ABLE TO CONTINUE OPERATIONS.

         Even if we sell all of the common stock we are offering, we may need additional financing to fully implement our business plan. We do not have any commitments for future financing. Therefore, the continuation of our business will depend on our ability to raise additional funds through the sale of equity and/or debt securities or to obtain loans from third parties, such as Insynq or our officers and directors, none of whom are obligated to make such loans. We cannot assure you that we will be able to obtain additional financing when it is needed, or that such financing, if available, will be on terms favorable to and affordable by us. Our inability to obtain additional financing as needed may require us to significantly curtail, or even to cease, our business operations. If that were to happen, you could lose your entire investment.

WE ARE CURRENTLY A SOFTWARE SELLER BUT WE PLAN TO BECOME AN APPLICATION SERVICE PROVIDER. IN ORDER TO BE SUCCESSFUL AS AN APPLICATION SERVICE PROVIDER, WE MUST BE ABLE TO GENERATE PROFITS BY OFFERING PRODUCTS THAT ARE ATTRACTIVE TO SMALL AND MEDIUM SIZE BUSINESSES AT COST-EFFECTIVE PRICES. IF BUSINESSES FAIL TO FIND OUR PRODUCT OFFERINGS ATTRACTIVE OR COST EFFECTIVE, OR IF BUSINESSES BUY OUR PRODUCTS BUT WE ARE UNABLE TO GENERATE ENOUGH REVENUES TO BECOME PROFITABLE, OUR BUSINESS MAY FAIL. IN THAT CASE, THE SECURITIES YOU PURCHASE IN THIS OFFERING COULD DECLINE IN VALUE.

         Our goal is to become an application service provider, commonly referred to as an "ASP". As an ASP we intend to offer to small and medium sized businesses hosted proprietary software along with other hosted software business solutions. We intend to deliver our products over the Internet. We began to implement our business plan in January and February 2004, when we acquired four business software applications. Until we become operational as an ASP, we are selling these products through valued added resellers (VARs).

         So far, we have earned only modest revenues from sales of our software products. We cannot guarantee that the software applications we acquired, or will acquire in the future, will be used by a significant number of businesses, that a significant number of businesses will see our pricing as cost-effective, or that we will ever earn enough revenues to become profitable, even if we fully implement our business plan. If we fail to earn enough revenues to become profitable, the securities you purchase in this offering could decline in value.

WE ARE SUBJECT TO THE RISKS AND UNCERTAINTIES INHERENT IN NEW BUSINESSES. OUR FAILURE TO PLAN OR FORECAST ACCURATELY COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR DEVELOPMENT, WHICH MAY CAUSE THE VALUE OF YOUR SECURITIES TO DECLINE SUBSTANTIALLY OR BECOME WORTHLESS.

         We are subject to the risks and uncertainties inherent in new businesses, including the following:

o Our projected capital needs may be inaccurate, and we may not have enough money to make the acquisitions of businesses or products that we need to become profitable;

o We may experience unanticipated development or marketing expenses, which may make it financially more difficult, or even impossible, to acquire businesses or additional products;

o Even if we are able to acquire additional products or businesses, we may not earn enough revenue from the sales of the products or from the businesses that we acquire to cover the costs of operating our business.

         If, because of our failure to plan or project accurately, we are unsuccessful in our efforts to acquire products or businesses, or if the products or businesses that we acquire do not produce revenues as we project, we are not likely to ever become profitable and we may be required to curtail some or all of our operations. In that event, the value of your investment could decline substantially or become worthless.

NONE OF OUR DIRECTORS OR OFFICERS PROVIDES SERVICES TO US ON A FULL TIME BASIS BECAUSE THEY HAVE FULL-TIME COMMITMENTS WITH OTHER BUSINESSES. THEIR LIMITED ABILITY TO PROVIDE SERVICES TO US MAY DELAY THE DEVELOPMENT OF OUR BUSINESS.

         Our chief executive officer, John P. Gorst, is the president and chairman of the board of Insynq, a public company. M. Carroll Benton, our chief administrative officer, secretary and treasurer is also chief administrative officer, secretary and treasurer of Insynq, and Joanie C. Mann, vice president of strategic alliances for Insynq is our executive vice president. None of our officers and directors is able to provide us with full time services. As a result, the implementation of our business plan may take longer than it would take if we had a full-time commitment from management. Furthermore, our lack of full-time management may make it more difficult to raise funds, either through loans or through sales of our securities, since potential lenders or investors may view this as an increased risk.

CURRENTLY WE HAVE ONLY A FEW CUSTOMERS AND WE GENERATE LIMITED REVENUES. IF WE FAIL TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN BY DEVELOPING A SOLID CUSTOMER BASE AND GENERATING SUBSTANTIAL REVENUES, WE WILL GO OUT OF BUSINESS.

         Our success is dependent on the implementation of our business plan. This involves developing and expanding our operations on a profitable basis and developing marketing and promotional channels to promote our services on a regular basis. We have not entered into any significant customer agreements to provide our services or sales of our software to any company. We believe we will not generate significant revenues in the immediate future unless we obtain contracts with a significant number of customers. If we fail to obtain contracts with a significant number of customers to generate meaningful revenues, we may not achieve profitability and we will likely go out of business.

WE FACE INTENSE COMPETITION FROM OTHER ASP PROVIDERS WITH SIMILAR APPLICATION SERVICES, WHICH MAY ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY AND THE VALUE OF YOUR INVESTMENT.

         A large number of ASPs offer services that are similar to the services we currently offer and which we plan to offer. Many of these companies may have greater resources, such as personnel, money and experience, than we have. Specifically, these competitors may be able to provide better and cheaper software and services to their subscribers, may have more of an ability to market their products and services and may be able to expand their operations through the acquisition of products or other businesses more quickly than our financial resources will permit us to do. If we are unable to compete in our market, the value of your investment could decline.

OUR EXECUTIVE MANAGEMENT TEAM IS CRITICAL TO THE EXECUTION OF OUR BUSINESS PLAN AND THE LOSS OF THE SERVICES OF ANY ONE OF THEM COULD NEGATIVELY IMPACT OUR BUSINESS.

         Competition for executives is intense. Our success depends on the continued services of our management personnel, John P. Gorst, chairman of the board, president and chief executive officer, M. Carroll Benton, secretary and treasurer, chief administrative officer and interim chief financial officer, and, Joanie C. Mann, executive vice president. Losing the experience and knowledge of our business that any one of these individuals has could seriously harm us. Even if we were able to replace any of these individuals, we believe that it would take a new executive a significant amount of time to acquire the departed executive's knowledge about our operations. We do not currently maintain key man insurance on the lives of any of these individuals, nor do we have employment contracts with them.

WE CURRENTLY DO NOT HAVE DATA CENTER AND SERVER INFRASTRUCTURE FACILITIES. IF WE CANNOT ACQUIRE THESE FACILITIES WHEN WE NEED THEM, WE WILL NOT BE ABLE TO EXECUTE A SIGNIFICANT PORTION OF OUR BUSINESS PLAN.

         We currently do not own or lease server infrastructure or data center facilities, but if we are successful in implementing our business plan, we will eventually be required to obtain them. We cannot assure you that we will be able to negotiate favorable leases or to purchase such facilities on favorable terms and within our budget allowance. If we are unable to make suitable facility acquisitions or leases when we need to, we will be unable to execute on a significant portion of our business plan.

IF WE ARE ABLE TO RAISE AT LEAST $250,000 FROM THIS OFFERING, WE INTEND TO ENTER INTO AN EXCLUSIVE LICENSING AGREEMENT FOR THE BRAND "E-ACCOUNTING". IF WE ARE UNSUCCESSFUL IN RAISING THE MINIMUM PROCEEDS AND WE CANNOT OBTAIN THE LICENSE AGREEMENT, WE WILL BE UNABLE TO EXECUTE ON A SIGNIFICANT PORTION OF OUR BUSINESS PLAN. AS A RESULT, THE VALUE OF YOUR INVESTMENT COULD DECLINE.

         Insynq has developed the "e-Accounting" brand of services and bundled third party products with them. These products and services directly address the needs of one of our target markets, accounting and bookkeeping professionals. A substantial portion of our business plan is conditioned on our ability to obtain an exclusive license from Insynq for the brand and the services that are provided with the "e-Accounting" name. If we can raise at least $250,000 in proceeds from our offering, Insynq will agree to license the brand and business model to us. If we are unsuccessful in raising the minimum proceeds, we will be unable to execute on a significant portion of our business plan. If that were to happen, the value of your investment could decline.

IF WE ARE UNABLE TO OBTAIN KEY SOFTWARE APPLICATIONS FROM CERTAIN VENDORS, WE WILL BE UNABLE TO DELIVER OUR SERVICES, WHICH MAY RESULT IN THE TERMINATION OF OUR OPERATIONS.

         We will rely on third-party suppliers, including Microsoft and Citrix, to provide us with key software applications for our infrastructure and our hosted application rental model. Certain components or applications are only available from limited sources. If we are unable to obtain these products or other services, including connectivity services, in a timely manner at an acceptable cost, it may substantially inhibit our ability to deliver our services, which may result in the termination of our operations. We may not be able to license these technologies on commercially reasonable terms or at all, and, if we fail to successfully integrate licensed technology into our operations, we may be forced to cease doing business.

IF WE FAIL TO PROTECT OUR PROPRIETARY PRODUCTS FROM INFRINGEMENT THROUGH PATENTS, COPYRIGHTS AND TRADEMARKS, OUR ABILITY TO COMPETE EFFECTIVELY AND OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

         Our services are highly dependent upon our ability to license technology, such as the Appgen Custom Suite, MyBooks Professional and QwikQuote software. If we raise at least $250,000, we also intend to license the "e-Accounting" brand and acquire the business model from Insynq. We beilieve this software is protected by common law copyright laws, however, it is not protected by registered copyrights or patents, and we believe that the trademarks we use are protected by common law trademark laws, but none of the trademarks are registered. We also rely on contracts, confidentiality agreements, and trade-secrecy laws to protect our rights in our technology. The protective steps we have taken may not be adequate to deter misappropriation of these assets.

         Some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of a licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

         Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the disputed technology, our business and operating results would be significantly harmed. Also, it is possible that others will adopt product or service brands similar to ours, possibly leading to customer confusion.

         Intellectual property litigation has become prevalent in the Internet and software fields. Failure to adequately protect our intellectual property could harm our brand name and affect our ability to compete effectively. However, prosecuting or defending an action involving our intellectual property rights could result in significant legal fees and the diversion of our executives from managing the day-to-day operations of our business, thereby materially and adversely affecting our business, results of operations and financial condition.

WE INTEND TO ACQUIRE OTHER BUSINESSES AND TECHNOLOGIES, HOWEVER, ANY SUCH ACQUISITIONS MAY NOT BE PROFITABLE.

         As part of our plan to grow our business we intend to acquire other businesses or technology assets. Acquisitions of businesses involve a number of special risks, including possible adverse effects on our operating results, diversion of management's attention and failure to retain key personnel. New technologies or products may never operate as planned, may not be accepted by our customers or may become immediately obsolete. We cannot assure you that the businesses or technologies we acquire will be profitable or that we will be able to integrate other businesses or acquired technologies into our business without substantial costs, delays, or other operational or financial problems. Some or all of these risks could have a material adverse effect on our business, financial condition and results of operations.

THE FAILURE OF THE INTERNET TO GROW OR REMAIN A VIABLE COMMERCIAL MEDIUM COULD HARM OUR GROWTH.

         Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network frame that provides adequate speed, data capacity, and security. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. If the Internet does not continue to grow as a commercial medium, our operations would be adversely affected.

IF THE GOVERNMENT ADOPTS REGULATIONS THAT CHARGE INTERNET ACCESS FEES OR IMPOSE TAXES ON SUBSCRIPTIONS TO OUR WEB-BASED PRODUCTS, OUR OPERATING EXPENSE WILL INCREASE.

         Currently, there are few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as pricing and the characteristics of products and services. In addition, several connectivity companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long-distance telephone carriers and to impose access fees on them. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. A few states have tried to impose taxes on products and services provided over the Internet. If many states are successful in imposing such taxes, our operating costs may increase and we may not be able to increase the price that we charge for our services to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet could decrease the growth in the use of the Internet, increase our operating expenses, or otherwise adversely affect our business.

RISKS RELATED TO OWNERSHIP OF OUR SECURITIES

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

         After this offering, if we are successful in raising the maximum amount of proceeds, there will be issued and outstanding 22,500,000 shares of our common stock. Of these shares, the 10,000,000 shares sold in this offering will be freely tradable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 12,500,000 shares will be "restricted securities," subject to the conditions of Rule 144 under the Securities Act. If all of the requirements of Rule 144 could be met, these restricted securities would become eligible for resale on November 7, 2004.

         We cannot predict if the availability of our common stock held for sale under Rule 144 will materially and adversely affect the market price for our common stock. Our stock price may decline if the resale of shares in accordance with Rule 144, in addition to the resale of the shares registered in this offering, exceeds the market demand for our stock.

OUR CERTIFICATE OF INCORPORATION PERMITS US TO ISSUE SHARES OF CLASS A COMMON STOCK AND CLASS A AND CLASS B PREFERRED STOCK. BY ISSUING SUCH STOCK, WE MAY BE ABLE TO DELAY, DEFER OR PREVENT A CHANGE OF CONTROL.

         Our Certificate of Incorporation permits us to issue, without approval from our stockholders, 5,000,000 shares of Class A Common Stock. The holders of our Class A Common Stock are entitled to vote with the holders of our common stock on all matters submitted to the stockholders for approval, however each share of Class A Common Stock represents 100 votes rather than one vote. Therefore, if all 250,000,000 shares of our common stock were issued and all 5,000,000 shares of our Class A Common Stock were issued, the holders of our Class A Common Stock would be entitled to cast 500,000,000 votes, which would be twice as many votes as the holders of our common stock would be entitled to cast. This would allow the holders of our Class A Common Stock to determine the outcome of stockholder votes. As of the date of this prospectus, we have issued a total of 1,200,000 shares of our Class A Common Stock to two of our officers and directors and to three other principal shareholders.

         Our Certificate of Incorporation also permits us to issue, without approval from our stockholders, 10,000,000 shares of Class A Preferred Stock and 10,000,000 shares of Class B Preferred Stock, and allows our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our board of directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS CONTROL US. TOGETHER, THEY COULD MAKE DECISIONS THAT BENEFIT THEMSELVES, BUT THAT DO NOT BENEFIT OTHER SHAREHOLDERS.

         In addition to the shares of Class A Common Stock that they own, John
P. Gorst, M. Carroll Benton, Mark Levin, Clifford Mastricola and Clayton Chase will beneficially own approximately 54.9% of our outstanding common stock upon completion of this offering. As a result, these persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially and adversely affect the market price of our common stock.

WE HAVE NOT PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

         We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

IF YOU PURCHASE THE SECURITIES WE ARE OFFERING, THE VALUE OF YOUR PURCHASE WILL BE IMMEDIATELY DILUTED.

         You will experience immediate and substantial dilution in the net tangible book value of the securities that you purchase. As of June 30, 2004, we had a net tangible book value of $(0.014) per share of issued and outstanding common stock. After giving effect to the sale of all the common stock we are offering, the net tangible book value at that date would have been $0.213 per share. This represents an immediate increase in book value of $0.227 per share to existing shareholders and an immediate dilution of $0.287 per share to the investors in this offering. See the section of this prospectus titled "Dilution."

OUR BOARD OF DIRECTORS HAS THE ABILITY TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WITHOUT ASKING FOR STOCKHOLDER APPROVAL, WHICH COULD CAUSE YOUR INVESTMENT TO BE DILUTED.

         Our Certificate of Incorporation allows us to issue a total of 250,000,000 shares of common stock. The power of the board of directors to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock may have the effect of further diluting your investment.

MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS RECEIVED FROM THIS OFFERING. YOU MAY NOT APPROVE OF THE WAYS IN WHICH MANAGEMENT USES THOSE PROCEEDS. IF MANAGEMENT FAILS TO EFFECTIVELY USE THE MONEY FROM THIS OFFERING, THE VALUE OF YOUR INVESTMENT COULD DECLINE.

         We expect to use the net proceeds of this offering primarily to develop our business and to sustain our general operations, as discussed in this prospectus. However, the description of how we may allocate the proceeds from this offering is only an estimate. Management is retaining broad discretion as to the allocation of the proceeds we receive from this offering. You may not approve of the uses to which management allocates the money. Management's failure to effectively use this money could have a material adverse effect on our business and financial condition, causing the value of your investment to decline.

THERE IS NO PUBLIC MARKET FOR OUR SECURITIES, SO YOU WILL BE UNABLE TO LIQUIDATE THEM IF YOU NEED MONEY.

         Prior to this offering there has been no public market for our common stock. It is not likely that an active market for our common stock will develop or be sustained after this offering or in the foreseeable future. If you need money, you may not be able to find buyers for your common stock or the price that potential buyers might pay for your common stock may be lower than the price you paid for it. If you purchase common stock in this offering, you should be prepared to hold the common stock for an indefinite period of time.

         We plan to apply to the NASD to have our shares traded on the Over-The-Counter Bulletin Board, however, we cannot guarantee you that we will be successful in having our application approved.

IF A PUBLIC MARKET FOR OUR COMMON STOCK DEVELOPS, IT MAY BE VOLATILE. THIS MAY AFFECT THE ABILITY OF OUR INVESTORS TO SELL THEIR SHARES, AS WELL AS THE PRICE AT WHICH THEY SELL THEIR SHARES.

         If a market for our common stock develops, the market price for the shares may be significantly affected by a variety of factors. Some of these factors, such as the impact of further terrorist attacks on the U.S., will be outside our control. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Broad market fluctuations may adversely affect the market price of our common stock. You may be unable to recover the cost of the common stock you buy in this offering if you must sell your shares in a volatile market.

THE PRICE OF THE COMMON STOCK BEING OFFERED HAS BEEN ARBITRARILY DETERMINED. YOU MAY NOT RELY ON THIS PRICE AS AN INDICATION OF THE VALUE OF THE COMMON STOCK YOU PURCHASE.

         The price of the common stock offered for sale was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. As of June 30, 2004 we had 12,500,000 shares of common stock outstanding and the book value of each share was $0.031. The price of our common stock may decline after the offering.

WE WILL BE SUBJECT TO THE PENNY STOCK RULES AND THESE RULES MAY ADVERSELY AFFECT TRADING IN OUR COMMON STOCK.

         Our common stock will be a "low-priced" security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains "forward-looking statements". These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the sections of this prospectus titled "Risk Factors" and "Plan of Operation", as well as the following:

o our lack of capital and whether or not we will be able to raise capital when we need it,

o our overall ability to successfully compete in our market and our industry,

o whether or not we will continue to receive the services of our executive officers and directors,

and other factors, some of which will be outside our control. You are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof except as we are required to do by the rules promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.

                                 USE OF PROCEEDS

         The table below indicates the manner in which we anticipate using any proceeds we raise in this offering. The different amounts represent the net proceeds that would be realized if we sell 500,000 shares, 2,500,000 shares, 5,000,000 shares, 7,500,000 shares and 10,000,000 shares, respectively.

         The table below represents current estimates only and should not be relied upon. We cannot specify with certainty all of the particular uses for the net proceeds that we may receive upon completion of this offering, as the actual allocation will depend upon the amount of money we receive, the licensing or other business opportunities that arise, the amount of our future revenues, any change or inaccuracy in our assumptions about our business or future operations and other factors, some of which are described in the section of this prospectus titled "Risk Factors". Our management will have broad discretion in using the net proceeds of this offering and reserves the right to use the proceeds of this offering differently than as set forth below. Pending such uses, we intend to invest the net proceeds of our offering in short term certificates of deposit or a money market savings account.

         Our president has estimated that the expenses of the offering will be approximately $36,000. Expenses include legal fees, accounting fees, costs related to qualifying the offering in various states, and related miscellaneous fees such as postage and photocopying. The expenses of the offering may exceed $36,000.

                                                        AMOUNT OF NET PROCEEDS

                                           AT 5%        AT 25%         AT 50%             AT 75%            AT 100%
                                           -----        ------         ------             ------            -------

   Proceeds from the Offering              $250,000    $1,250,000      $2,500,000         $3,750,000        $5,000,000
    Less: Offering Expenses                  36,000        36,000          36,000             36,000            36,000
                                        ------------ ------------- --------------- -- --------------- -- --------------
   Net Proceeds from Offering              $214,000    $1,214,000      $2,464,000         $3,714,000        $4,964,000
                                        ============ ============= =============== == =============== == ==============

   Use of Net Proceeds:

     Repayment of Loans                          $-      $176,500        $176,500           $176,500          $176,500
     Acquisitions                                 -       333,500       1,177,500          1,914,500         2,573,500
     Acquisition/Finder Fees                      -        10,000          60,000            150,000           250,000
     Infrastructure                               -        62,500         125,000            187,500           250,000
     Research and Development                     -        62,500         125,000            187,500           250,000
     Sales and Marketing                     50,000       186,500         350,000            562,500           750,000
     Operations                              58,600       131,100         381,940            456,600           631,850
     Consultants                            105,400       251,400          68,060             78,900            82,150
                                        ------------ ------------- --------------- -- --------------- -- --------------
   Total Use of Net Proceeds               $214,000    $1,214,000      $2,464,000         $3,714,000        $4,964,000
                                        ============ ============= =============== == =============== == ==============

         While we have indicated that proceeds may be used for acquisitions, we have not yet targeted any specific business or asset for acquisition.

         In January and March 2004 we undertook a private offering of our common stock to 13 individuals and received $172,500 in proceeds. In July 2004, at our request, these investors agreed to exchange their shares of common stock for promissory notes. These loans are unsecured and bear interest at the prime rate plus 1%. The loans initially matured on July 10, 2004, however, on August 19, 2004, the payment due dates were extended to October 31, 2004. The loan proceeds were used for working capital and acquisitions. We may use a portion of the proceeds of this offering to repay the loans, plus accrued interest.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         At this time there is no public trading market for our common stock.

         We currently have a total of 12,500,000 shares of our common stock outstanding (not including our Series A Common Stock). We are currently offering to sell an additional 10,000,000 shares of common stock.

         We also have outstanding warrants that were issued in conjunction with the acquisition of certain assets. These warrants, if exercised, would permit the holders to purchase an additional 920,000 shares of our common stock. A warrant to purchase 500,000 shares of our common stock was issued on January 23, 2004 and expires on January 22, 2014. The warrant has an exercise price of $0.50 per share. Warrants for the balance of the shares were issued on February 1, 2004 and expire on January 31, 2009. These warrants have an exercise price of $0.0095 per share.

         Currently we do not have any shares of common stock that would be available for sale under Rule 144 of the Securities Act of 1933, we have no agreement with any shareholder to register our securities and we have no compensation plans under which we are authorized to issue securities. The 12,000,000 shares of common stock issued to our founders may be available for sale under Rule 144 (provided that all of the conditions of Rule 144 could be met) in November 2004. An additional 500,000 shares of our common stock may be available for sale under Rule 144 (provided that all of the conditions of Rule 144 could be met) in January 2005.

HOLDERS

         We currently have six record holders of our common stock.

DIVIDENDS

         We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

THE APPLICATION OF THE "PENNY STOCK" RULES

         The Securities Exchange Act of 1934 requires additional disclosure relating to the market for "penny stocks." A penny stock is generally defined to be any equity security not listed on NASDAQ or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Among these exceptions are shares issued by companies that have:

o net tangible assets of at least $2 million, if the issuer has been in continuous operation for three years;

o net tangible assets of at least $5 million, if the issuer has been in continuous operation for less than three years; or

o average annual revenue of at least $6 million for each of the last three years.

         We do not currently meet the requirements of these exceptions and, therefore, our shares would be deemed penny stocks for purposes of the Exchange Act if and at any time while our common stock trades below $5.00 per share. In such case, trading in our shares would be regulated pursuant to Rules 15-g-1 through 15-g-6 and 15-g-9 of the Exchange Act. Under these rules, brokers or dealers recommending our shares to prospective buyers would be required, unless an exemption is available, to:

o deliver a lengthy disclosure statement in a form designated by the SEC relating to the penny stock market to any potential buyers, and obtain a written acknowledgement from each buyer that such disclosure statement has been received by the buyer prior to any transaction involving our shares;

o provide detailed written disclosure to buyers of current price quotations for our shares, and of any sales commissions or other compensation payable to any broker or dealer, or any other related person, involved in the transaction; and,

o send monthly statements to buyers disclosing updated price information for any penny stocks held in their accounts, and these monthly statements must include specified information on the limited market for penny stocks.

         In addition, if we are subject to the penny stock rules, all brokers or dealers involved in a transaction in which our shares are sold to any buyer, other than an established customer or "accredited investor," must make a special written determination that our shares would be a suitable investment for the buyer. The brokers or dealers must receive the buyer's written agreement to purchase our shares, as well as the buyer's written acknowledgement that the suitability determination made by the broker or dealer accurately reflects the buyer's financial situation, investment experience and investment objectives, prior to completing any transaction in our shares.

         These Exchange Act rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of our shareholders to sell in the secondary market, through brokers, dealers or otherwise. We also understand that many brokerage firms will discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules.

         The SEC from time to time may propose and implement even more stringent regulatory or disclosure requirements on shares not listed on NASDAQ or on a national securities exchange. The adoption of the proposed changes that may be made in the future could have an adverse effect on the trading market for our shares.

                                    DILUTION

         We were initially capitalized by the sale of common stock to our founders. In November 2003 we issued 12,000,000 shares of common stock to our founders at a price of $0.0025 per share. The following tables set forth the difference in the amount paid by our founders for their shares of common stock as compared to the amount that will be paid by investors in this offering.

THE TABLE BELOW ASSUMES THAT THE MINIMUM (5%) NUMBER OF SHARES OF COMMON STOCK OFFERED HEREBY IS SOLD.

                                   COMMON SHARES ISSUED            TOTAL CONSIDERATION         AVERAGE PRICE
                                  NUMBER          PERCENT          AMOUNT          PERCENT       PER SHARE

Founders                           12,000,000      92.4%                $30,000     5.6%              $0.0025
Asset Purchase Issuance               500,000       3.8                 250,000     47.2                $0.50
                              ---------------- -------------- ------------------ ------------
Total before offering              12,500,000      96.2                 280,000     52.8
New Investors                         500,000       3.8                 250,000     47.2                $0.50
                              ---------------- -------------- ------------------ ------------
Total                              13,000,000      100%                $530,000     100%               $0.041
                              ================ ============== ================== ============

THE TABLE BELOW ASSUMES THAT THE MAXIMUM (100%) NUMBER OF SHARES OF COMMON STOCK OFFERED HEREBY IS SOLD.

                                   COMMON SHARES ISSUED            TOTAL CONSIDERATION       AVERAGE PRICE
                                  NUMBER          PERCENT          AMOUNT         PERCENT      PER SHARE

Founders                           12,000,000      53.4%                $30,000    0.6%             $0.0025
Asset Purchase Issuance               500,000       .2                  250,000     4.7               $0.50
                              ---------------- -------------- ------------------ -----------
Total before offering              12,500,000      55.6                 280,000     5.3
New Investors                      10,000,000      44.4               5,000,000     94.7              $0.50
                              ---------------- -------------- ------------------ -----------
Total                              22,500,000      100%              $5,280,000     100%             $0.235
                              ================ ============== ================== ===========

         As of June 30, 2004, the net tangible book value, unaudited, of our common stock was $(168,665) or $(0.013) per share based on 12,500,000 shares of common stock outstanding. The net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock. After giving effect to the sale of 10,000,000 shares of common stock at an offering price of $0.50 per share and after deducting estimated expenses, our pro-forma net tangible book value as of that date would be $4,795,335 or $0.213 per share, based on a total of 22,500,000 shares outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $0.287 per share to the new investors who purchase shares in the offering, as illustrated in the table below. The table below also illustrates the dilution to new investors in the event that we sell only 500,000 shares of common stock.

AS OF JUNE 30, 2004 (UNAUDITED) THE FOLLOWING TABLE REPRESENTS THE DILUTION PER SHARE BASED ON THE PERCENTAGE SOLD OF THE TOTAL AMOUNT OF COMMON SHARES BEING OFFERED.

                                                  COMMON SHARES   COMMON SHARES
                                                     5% sold        100% sold
                                                 ---------------- --------------
   Offering price                                         $0.500         $0.500
   Net tangible book value before offering                $(0.014)      $(0.014)
   Increase attributable to the offering                  $0.018         $0.227
   Net tangible book value after giving effect
   to the offering                                        $0.003         $0.213
   Per share dilution to new investors                    $0.497         $0.287
   Percent dilution per share                             99.30%         57.37%

                         DETERMINATION OF OFFERING PRICE

         There is no established public market for the shares of common stock that we are registering. Our board of directors has established a price of $0.50 per share based upon the price at which potential investors might be willing to purchase the common stock we are offering. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

                                 CAPITALIZATION

This table represents our capitalization as of June 30, 2004, (unaudited), as adjusted to give effect to this offering.

                                                           ACTUAL               SHARES                SHARES
  STOCKHOLDERS' EQUITY                                                          at 5%                 at 100%
                                                     ------------------- --------------------- ----------------------
  Class A common stock, $0.001
  par value, authorized 5,000,000
  shares Issued and outstanding
  1,200,000 shares at par value                                  $1,200                $1,200                 $1,200
  Common stock, $0.001 par
  value, authorized
  250,000,000 shares
  Issued and outstanding -
                               12,500,000 shares
                               at par value                      12,500                12,500                 12,500
                               Additional paid in
                               capital                          267,500               267,500                267,500
                               Additional paid in
                               capital for
                               issuance of warrants             233,096               233,096                233,096
  Offering at 5%               500,000 shares at
                               par value                                                  500
                               Additional paid in
                               capital                                                249,500
  Offering at 100%             10,000,000 shares
                               at par value                                                                   10,000
                               Additional paid in
                               capital                                                                     4,990,000
  Offering expenses                                                                   (36,000)               (36,000)
  Accumulated deficit                                          (122,555)             (122,555)              (122,555)
                                                       ------------------- --------------------- ----------------------
  Total stockholders' equity                                   $391,741              $605,741             $5,355,741
                                                       =================== ===================== ======================

                              PLAN OF DISTRIBUTION

         We are offering a minimum of 500,000 shares of common stock and a maximum of 10,000,000 of common stock at an offering price of $0.50 per share. We are requiring a minimum investment from subscribers of $500. The shares will be offered and sold by our principal executive officers and directors. The offering will remain open until all of the common stock we are offering is sold, but no later than June 30, 2005, unless we decide to terminate our selling efforts prior to that date. If we do not sell at least 500,000 shares by June 30, 2005, any proceeds that we raised will be returned to the subscribers in full, with interest. During the period through June 30, 2005 (unless we terminate the offering before that date), no funds will be returned to you. Your funds will only be returned to you if we do not raise a minimum of $250,000 by June 30, 2005. The initial $250,000 in gross proceeds received from this offering shall be deposited promptly into an escrow account with National City Bank, NA. The procedures for subscribing to the offering are set forth below.

         None of our executive officers or directors will receive commissions from the sale of any shares. However, if we decide to employ the services of an underwriter or a broker-dealer to assist us with the sale of our common stock, we may pay a commission in cash of up to 10% of the proceeds we receive or we may pay a commission consisting of cash and shares of common stock or a warrant to purchase our common stock. If we decide to retain the services of a broker-dealer, we will file a post effective amendment to this registration statement and amend this prospectus to identify the selected broker-dealer.

         Once this registration statement is declared effective, our officers and directors will offer the shares to potential investors such as business associates, including our vendors and customers and friends and family members. Once this registration statement is declared effective, we expect to advertise the sale of our securities, as permitted by federal securities laws, in financial publications such as Forbes magazine.

         If we are unsuccessful in selling to the public the minimum number of shares we must sell in order to have the proceeds released from escrow, we may sell shares of our common stock to our officers and directors. These purchases shall be made for investment purposes only and in a manner consistent with the public offering of our shares. Our officers and directors could, therefore, purchase up to 100% of the amount required for closing if no sales are made to new investors from this offering.

HOW TO SUBSCRIBE

         If you want to subscribe to this offering you must execute and deliver to us, in accordance with the instructions that will be provided to you, a subscription agreement along with immediately available funds.

         Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject, in whole or in part, orders for the purchase of shares. Certificates will be issued to subscribers once we receive subscriptions totaling at least $250,000 for the purchase of 500,000 shares.

                                  OUR BUSINESS

         Unless the context requires otherwise, the terms "we", "our" and "us" refer to Aptus Corp., which was incorporated under the laws of the State of Delaware on April 4, 2002.

OUR BUSINESS

GENERAL

         We currently sell software. Our goal is to become an application service provider ("ASP"). An ASP offers hosted proprietary software along with other hosted software business solutions distributed over Internet ready computers. The ASP customer uses a web browser to run software products, anywhere at anytime, without the need to download or install the software application. Our goal is to become a reliable and secure on-demand computing platform for the small office/home office ("SOHO") and small to medium enterprise ("SME") markets.

         Once our business plan is fully implemented, we will provide hosting for either leased applications or customer owned software, rent computing services to our customers for a monthly fee, and perform remote management, support and maintenance of our customers' servers from our network operations center. By providing these services, we will make it possible for small and medium-sized businesses to take advantage of technology solutions that have typically been reserved for larger business enterprises. These solutions will enable our customers to benefit from reliable and secure technology operations, which can grow or contract to accommodate changing business needs, without undertaking the difficulty and expense associated with acquiring, developing and maintaining the required in-house expertise and infrastructure.

         Aside from being able to access sophisticated technologies on demand, there are other advantages to small and medium sized businesses in using the services of an ASP. These advantages include reducing the risk of computer viruses, allowing for ongoing backup of user data and important information, disaster recovery and security. Using an ASP also reduces software piracy, as the software title is no longer downloaded or installed on the user's computer.

         Our business plan includes the purchase of selected assets or businesses from within the highly fragmented application service provider and software development industries. After making these acquisitions, we intend to apply basic consolidation practices, which, we believe, will increase our user base, reduce overhead and increase net margins. In seeking possible acquisitions, we target assets or businesses of ASP companies that are at or below the 1,500-subscriber level. We look for targets that have developed messaging, disaster recovery, accounting and finance, sales force management, enterprise resource planning, customer relationship management, manufacturing resource planning, or human resources applications. We identify these targeted assets or businesses through a variety of means, such as the bankruptcy courts, referrals, independent research and trade publications.

         As part of the implementation of our acquisition strategy, we recently acquired four business software applications from unrelated parties, along with other related intellectual property and miscellaneous furniture and equipment.

         On January 23, 2004, we acquired certain assets of Appgen Technologies, Inc. (Appgen) and Mark Andre, which included:

         The Appgen Custom Suite and MyBooks Professional, both accounting software applications,

         Used computer equipment and used office furniture and equipment,

         Trade and company name(s),

         The web site "www.appgen.com" and the domain name "appgen.com",

         Customer lists,

         Marketing materials,

         Software documentation and manuals, and

         VAR and dealer lists.

         In conjunction with our acquisition of the Appgen Custom Suite we executed a Distribution Agreement with Mark Andre. We will pay a royalty of 5.5%, in perpetuity, on all gross proceeds from the sale of the Appgen Custom Suite and MyBooks Professional products. On April 15, 2004 we amended the Distribution Agreement to include a buyout provision in the amount of $1,250,000, which we may execute at any time at our discretion.

         On February 1, 2004, we acquired certain assets of QwikQuote, Inc, which included:

         QwikQuote Sales and QwikQuote Professional Sales, sales quote applications,

         Used computer equipment and office furniture and equipment,

         The QwikQuote name, and

         The web site "www.qwikquote.com" and the domain name "qwikquote.com"

THE PRODUCTS AND SERVICES WE PROVIDE

APPGEN CUSTOM SUITE

         Our Appgen Custom Suite software is a collection of collaborative commerce modules. A mid-sized business customer selects those modules it needs or wants to form a total business-computing environment. These modules are designed specifically for use by mid-sized enterprises of all types, and may be assembled in any way that suits the needs of the business. The modules include general ledger, accounts receivable, accounts payable, payroll processing, billing, bank reconciliation, sales order processing, purchase order processing, inventory control, job cost tracking, bill of materials, and others. The business accounting modules are modifiable and grow with the customer's business. The Appgen Custom Suite may be deployed on Unix, Windows, Mac OS X, and Linux operating systems on a single computer or any other type of networked configuration.

QWIKQUOTE SOFTWARE

         The four versions of our QwikQuote Software are QwikQuote Sales, single user and network version, and QwikQuote Professional Sales, single user and network version. This software allows the user to generate customized sales quotations and assists sales people by managing inventory or products. QwikQuote can also link to popular contact manager applications, such as ACT!, Goldmine, Outlook, TeleMagic and Maximizer, so that quotes can be synchronized and attached to the customer contact record. It is vital for a sales force to be equipped with current and accurate product and pricing information. QwikQuote provides an electronic means of storing product information in the form of picture, video, database, and free text that is instantly available when a customer asks a question.

MYBOOKS PROFESSIONAL

         MyBooks Professional is a collaborative accounting system for small to mid-sized businesses that is designed to simplify the approach to accounting with jargon-free menus that make it easy to manage a user's business. A single application interface for either a service-based or product-based company helps grow the business by gaining control over information regarding sales, customers, vendors, purchases, bank accounts, inventory, billing, payroll, and financial statements, with complete sales order and purchase order subsystems and a separate accountant's page that includes the functions of the underlying general ledger system. MyBooks Professional is a true double entry, fully auditable accounting system and is modifiable and scalable. The application can accommodate one to ten simultaneous users and is installable on Unix, Apple Mac OS X, Linux, and

Microsoft Windows, requiring little or no technical assistance. It may be used by a single user on a single machine, or by multiple users in a network environment with various operating systems.

PLANNED PRODUCTS AND SERVICES

E-ACCOUNTING

         If we are able to raise at least $250,000 in proceeds from this offering, we are planning to enter into an exclusive master licensing agreement with Insynq for the e-Accounting business model and brand. Insynq developed the e-Accounting brand of services and bundled with it third party products and services that directly address the needs of accounting and bookkeeping professionals. Including the products and services bundled with it, the e-Accounting products and services include:

         E-COLLABORATE AND E-WORKPLACE - - Proprietary document management and work flow process software applications.

         EFILESHARE - - A document storage service which allows our customers to create a shared file system on the Internet, assign users and permissions, and allow users, both inside and outside of the company, to interact and collaborate in real-time. Automatic data backup is included.

         CONSTANT CONTACT - - A web-based email marketing service. Small- and mid-sized businesses build their email lists, create and send professional email newsletters and promotions, and track results with this self-service solution. No technical expertise is required.

         BIZACTIONS - - A weekly email communication system that keeps our customers connected with their clients, prospects and referral sources. Customers may make announcements and access online reports through this service.

         BSYTECH - - A provider of template or custom web sites for professional service firms and businesses that want affordable websites.

         J2 GLOBAL COMMUNICATIONS - A fax and voicemail service, third parties use the fax number assigned to the customer who receives the fax, or a notification of a voicemail message, by e-mail.

ALWAYS-ON UTILITY COMPUTING

         This level of service will provide standard Windows applications, such as MS Office, Intuit's QuickBooks or other Windows based products, to the SME and SOHO customers on a subscription basis, thereby alleviating the need for the customer to purchase servers, anti-virus software, information technology consultant services or other items needed to maintain a Windows network.

         Always-On will allow for secured storage of data and information at leased data centers. This service also provides the customer with the added value and features of a wide-area network, allowing remote access to applications and data anytime, anywhere.

MARKETING AND SALES

QWIKQUOTE SOFTWARE

         We sell our QwikQuote Sales and QwikQuote Professional Sales through our web site, www.qwikquote.com. The information on this web site is not part of this prospectus. An interested potential customer, after providing his name and contact information, may download a copy of the software for testing. We then call the potential customer to determine if there are any specific questions or requirements. The customer may then purchase the downloaded software and have it registered for full use.

         We also, for a fee, distribute our software through a third party vendor, Digital River. This vendor is an e-commerce platform designed specifically to reduce costs and streamline digital software sales. Customers can search the web site, www.digitalriver.com, for our software by title or functionality, download it to their computers and call us for registration.

         Prices for our QwikQuote Software range from $69 to $1,295. The price is determined by the number of users being licensed.

                                                     Sales       Units

        Sales of QwikQuote Software, prior
        to our purchase were approximately:

        January 2003 through January 2004            $171,500       1,062

        Sales since our purchase of the
        QwikQuote Software:

        February 2004                                  12,069          82
        March 2004                                     15,212          88
        April 2004                                     13,923          85
        May 2004                                       14,953         113
        June 2004                                       7,283          56
        July 2004                                      10,402          71

APPGEN CUSTOM SUITE

         Our first acquisition, the Appgen Custom Suite, has given us a historical sales database of approximately 300 prior dealers and 80 prior value added resellers, commonly known as VARs, who are located throughout the world. A VAR is a business that sells a product made by another business after adding something of value such as another component, specialized software or other peripheral hardware. Our marketing plan includes the re-introduction of our Appgen software products to these potential resellers. These resellers often develop their own applications around the Appgen Custom Suite and open up entirely new vertical markets for themselves while integrating the new packages or modules and customizations with the accounting software. Other services they may offer include delivery and setup, training, technical support, software tailoring, and custom programming. Aside from selling the Appgen Custom Suite through existing channels and resellers, we are also considering direct sales organizations.

         We categorize our resellers of the Appgen software as follows:

         Platinum Level - Currently we have nine Platinum Level VARs. A Platinum Level VAR is a business authorized by us to sell our Appgen Custom Suite and MyBooks Professional software products. Platinum Level VARs generally target various vertical segmented markets, such as automobile dealerships, the large retailer, the "chain retailer", the motor transportation and distribution industry, staffing agencies or the lumber industry. The Platinum VAR bundles the Appgen Custom Suite or MyBooks Professional software, customized or un-customized, with other services or products that it may provide to its customers. In order to customize the software to meet a customer's requirements, the VAR will purchase a Developer's Kit. We copy the application from the master copy of the software on to installation media, such as a compact disk (CD) and ship it to the VAR for installation at the customer site. We issue user licenses upon registration. Support for the Appgen and MyBooks software is also included in the Platinum Level.

         A Platinum VAR may market the software under its brand name or under our un-customized brand. The Platinum VAR, rather than staffing its own sales force, may enter into agreements with other independent contractors who also have expertise in the same vertical markets. These sub-contractors are our Gold or Dealer Level VARs. Neither Aptus nor the Platinum Level VAR make any payments to the Gold or Dealer Level VARs.

         For a fixed fee, the Platinum VAR is entitled to purchase from us, at a discount, the Appgen Custom Suite software application and user licenses for resale. In addition, the Platinum VAR receives a commission from us if it enters into subcontracting agreements with Gold and Dealer Level resellers. The negotiated commission is based on the retail value of the licenses sold through the subcontractors. To date, none of our Platinum VARs have entered into agreements with subcontractors.

         Gold Level - We have one Gold Level VAR. Unlike a Platinum Level VAR, a Gold Level VAR is not authorized to enter into subcontracting agreements. For a fixed fee, the Gold Level VAR is also entitled to purchase the software and end user licenses at a discount, although the discount is lower than the discount we offer to our Platinum Level VARs. Like the Platinum VAR, a Gold Level reseller may bundle the Appgen Custom Suite or MyBooks Professional software, customized or un-customized, with other services or products that it provides to its customers. A Developer's Kit and support for the Appgen software is also included in the Gold Level.

         Dealer Level - We have seven Dealer Level VARs. The only difference between a Dealer Level VAR and a Gold level VAR is the rate of discount we offer on purchases of our products and licenses.

         Each potential VAR is free to choose its level of involvement (Platinum, Gold or Dealer). The prices of our software and licenses are scaled, so that the greater the level of involvement, the more advantageous the price.

         Our plan is to develop long-term relationships with VARs.

         The table below summarizes the sales of Appgen Custom Suite Software both prior to and after our purchase.

                                                                Sales         Units
                   Sales of the Appgen software products,
                   from January 2003 to October 2003 prior                         Not
                   to our purchase.                              $336,800    available

                   Our sales (unaudited) subsequent to our
                   purchase of the Appgen software:

                   January 2004                                   $13,700          233
                   February 2004                                  $14,000          127
                   March 2004                                     $23,997           82
                   April 2004                                     $13,690          222
                   May 2004                                       $15,925           35
                   June 2004                                      $31,500          247
                   July 2004                                      $17,305          438

SALES OF OUR ASP SERVICES

         If we are successful in implementing our business plan and we begin to provide ASP services, we intend to market our services through telemarketing, e-marketing, direct mail, advertising, and attendance at trade shows and seminars. We also intend to try to establish relationships with VARs and dealers who sell to medium-sized businesses that require intricate software applications, such as accounting, sales management, contract management, and human resources, which are complex to install and maintain. As part of the products and services provided by the VAR or dealer, we will make the software available to the business over the Internet. These enterprises can then take advantage of the software functionality without having the burdens of purchasing, installation and maintenance.

COMPETITION

         The market for Internet-based data processing, information technology services, hosted business solutions, and software applications is rapidly evolving and intensely competitive. In addition to a customer's internally built and supported operations, our primary competitors include:

o        providers of computer equipment,

o        providers of co-location, web site hosting and related services,

o providers of Internet based systems integration or professional services, and

o        developers of software similar to ours.

         Many of our competitors have been in business longer than we have, have significantly greater financial, technical, and other resources, or have greater name recognition. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competition could negatively impact our ability to sell additional services on terms favorable to us. Competitive pressures could cause us to lose market share or to reduce the price of our services, either of which could harm our business, financial condition and operating results.

         To remain competitive, we must continually enhance and improve the functionality and features of our software. Through a combination of outsourced developers and programmers and employees, each with differing coding skills, we intend to convert our Windows based accounting and quoting software applications to that which functions totally in an Internet environment. We intend to develop further Web-based software tools as the market demands.

PRODUCT MANUFACTURING AND DISTRIBUTION

         We prepare a set of master program copies for our products for each respective computer operating system, such as Unix, Windows, Mac OS X, and Linux. Documentation is included in the master program. We do not package, warehouse or assemble our products for the general retailer of software applications. We deliver, upon each paid order, a copy of the program(s) on CD to the VAR for installation and registration at the customer site, or directly to the customer by request. Our product(s) may also be downloaded from our website and registered for full use. User licenses are considered delivered upon registration by us.

GOVERNMENT REGULATION

         To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New and existing laws may cover issues that include sales and other taxes, user privacy, pricing controls, characteristics and quality of products and services, cross-border commerce, copyright, trademark and patent infringement and other claims based on the nature and content of the Internet materials.

         Due to the increasing popularity and use of the Internet it is possible that a number of laws and regulations, covering a number of issues, may be adopted with respect to the Internet generally and that any such laws may impose additional burdens on companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, which could have a harmful effect on our business.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

         Our software applications do not have registered copyrights and are not patented. Our trademarks and service marks are not registered. We may, in the future, apply for such protections. We regard our service marks, domain names, and similar intellectual property as critical to our success. We will rely on common law, unfair competition and copyright laws, trade secret protection and contracts such as confidentiality and license agreements with our employees, customers, partners, and others to protect our proprietary rights. Despite the precautions we take, it may be possible for competitors to obtain and/or use our proprietary information without authorization, or to develop technologies similar to ours and independently create a similarly functioning infrastructure. Furthermore, the protection of proprietary rights in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Protection for proprietary rights in the United States or abroad may not be adequate.

         We intend to license certain technology from third parties such as Citrix, Microsoft, and others for our technologies that support business systems. Technology constantly evolves, and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate licensed technology into our operations.

         Although we are not aware of any infringement or misappropriation of our intellectual property or similar proprietary rights, infringements and misappropriations could occur as our business grows and there is more brand loyalty attached to our trade names and domain names. We intend to police against infringement or misappropriation. However, we cannot guarantee that we will be able to enforce our rights and enjoin the alleged infringers from their use of confusingly similar trademarks, service marks, telephone numbers, and domain names. Furthermore, third parties may assert infringement claims against us. We cannot be certain that our technologies or service marks or trademarks do not infringe on valid patents, trademarks, copyrights, or other proprietary rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Intellectual property litigation is expensive and time-consuming and could divert management resources away from managing the business.

CUSTOMER SERVICE AND SUPPORT

         We currently outsource all customer service and support functions. At present the customer service and support are limited to e-mail and toll-free telephone calls.

         It is our intention to cease outsourcing this operation when our sales reach approximately $2,000,000, at which time we plan to train our employees to provide customer support. Once we bring customer support in-house, we plan to provide the service in the following ways:

         E-MAIL. All day, every day monitored email support accounts with 15-minute response time.

         TOLL-FREE PHONE. All day, every day manned call center with basic support and immediate escalation as needed.

         LIVE CHAT. All day, every day chat with our customer service representative in a support center. Access chat anywhere from our web sites by clicking on the "Support Chat" button.

         SELF-SERVICE. Self-service support options to clients and resellers including administration tools to resellers, and Internet connectivity test tools.

         ONLINE TRAINING. Customer service representatives to provide online training for clients utilizing web based conferencing and Citrix management tools.

DESCRIPTION OF PROPERTY

         As of August 1, 2004 we share office space located at 1127 Broadway Plaza #202, Tacoma, Washington. We pay monthly rent in the amount of $350 to Insynq. We also lease office space located at 300 Vanderbilt Motor Parkway, Hauppauge, New York. The monthly rent is $750. The lease is renewable every two months and may be cancelled with 60 days notice.

EMPLOYEES

         Currently we employ, on a part-time basis, only our three officers. We do not intend to increase our staff until demand for our services requires us to do so.

                                PLAN OF OPERATION

         We were incorporated in April 2002 but had no operations until January 2004. We are currently a software seller. We plan to become an application service provider. We are based in Tacoma, Washington. In January 2004 we acquired certain accounting software from Appgen Technologies, Inc. and Mark Andre and in February 2004 we acquired certain sales quote software from QwikQuote, Inc. We are currently marketing the accounting software, however, the revenue generated by these sales is nominal and is not sufficient to support our business or to allow us to expand it. We have losses from inception through June 30, 2004 of $122,555.

         Because our revenues were not sufficient to fund our operations, we raised $172,500 from the sale of our common stock to various individuals in January and March 2004. In May 2004, with the agreement of these investors, we exchanged the shares of common stock they had purchased with promissory notes. The promissory notes bear interest at the rate of prime plus 1%. The loans are unsecured. The loans were due to be paid in July 2004, but the due dates have been extended to October 31, 2004. If we raise at least $1,250,000 through this offering, we intend to repay these loans in full. If we are unable to raise at least $1,250,000 and repay the loans, we will likely try to negotiate other repayment options such as payments of interest only for some period of time, payments of principal and interest over time, further extensions of the due date or payment of the loans with our securities. None of these lenders is required to renegotiate the terms of the loans.

         From November 1, 2003, through August 20, 2004 Insynq has advanced to us approximately $110,277. These advances are made as needed. The advances are evidenced by journal entries only, do not accrue interest and are payable on demand. To date, we have repaid $58,082 of the advances, leaving a net amount due to Insynq of approximately $52,195. We have been paying Insynq with funds generated from the fees paid by our VARs.

         We are undertaking this offering in order to fund our operations and to finance future acquisitions of assets and companies. Our goal is to raise gross proceeds of $5,000,000. If we succeed in raising this amount, we believe that we will be able to become fully operational over the next 12 months, providing that we are able to find appropriate businesses to acquire. If we are unable to raise at least $500,000 in this offering, we will have to borrow more money to fund our operating requirements. We have no commitments for any such financing and there is no guarantee that we will be able to borrow money at all. If we do not raise sufficient funds in this offering to support our operations and if we cannot borrow additional funds we may be forced to severely curtail, or even to completely cease, our operations.

         The following table summarizes our planned use of cash, assuming we are successful in selling some or all of the common stock we are offering. The different amounts represent the net proceeds that would be realized if we sell 500,000 shares, 2,500,000 shares, 5,000,000 shares, 7,500,000 shares and
10,000,000 shares, respectively. The table below represents current estimates only and should not be relied upon. We cannot specify with certainty all of the particular uses for the net proceeds that we may receive upon completion of this offering, as the actual allocation will depend upon the amount of money we receive, the licensing or other business opportunities that arise, the amount of our future revenues, any change or inaccuracy in our assumptions about our business or future operations and other factors, some of which are described in the section of this prospectus titled "Risk Factors". Our management will have broad discretion in using the net proceeds of this offering and reserves the right to use the proceeds of this offering differently than as set forth below.


     Percent of Maximum Proceeds        at 5%         at 25%          at 50%          at 75%         at 100%
                                     ------------- -------------- --------------- --------------- ---------------
  Net Proceeds from Offering             $214,000     $1,214,000      $2,464,000      $3,714,000      $4,964,000

  Principal Use of Net Proceeds:

    1. Repayment of Loans                      $-       $176,500        $176,500        $176,500        $176,500
    2. Acquisitions                             -        333,500       1,177,500       1,914,500       2,573,500
    3. Acquisition/Finder Fees                  -         10,000          60,000         150,000         250,000
    4. Infrastructure                           -         62,500         125,000         187,500         250,000
    5. Research and Development                 -         62,500         125,000         187,500         250,000
    6. Sales and Marketing                 50,000        186,500         350,000         562,500         750,000
    7. Operations                          58,600        131,100         381,940         456,600         631,850
    8. Consultants                        105,400        251,400          68,060          78,900          82,150
                                     ------------- -------------- --------------- --------------- ---------------

  Total Use of Net Proceeds              $214,000     $1,214,000      $2,464,000      $3,714,000      $4,964,000
                                     ============= ============== =============== =============== ===============


         We believe that acquisitions of businesses and/or selected assets are critical to the overall success of our business, therefore, if we are successful in raising the maximum proceeds from our offering, we plan to spend approximately $2.6 million for such acquisitions. We intend to target assets or businesses that will integrate into our on-line delivery model utilizing Citrix Metaframe, Tarantella Enterprise, Microsoft Terminal Services, or New Moon Canaveral. We intend to employ a variety of means to seek out appropriate targets, such as referrals, independent research and trade publications.

         We plan to make acquisitions even if we raise less than the maximum proceeds. However, if we raise only $500,000, we will probably be unable to make any acquisition until such time as funds are available to do so.

         We estimate that acquisition or finder's fees will range from 3% to 10% of the total purchase price of the selected assets or businesses.

         Currently, we do not have a data center and an infrastructure requirement. We plan to acquire these components, either through purchase or lease, as sales and business demands grow. If we are unsuccessful in raising the maximum proceeds from our offering, we will limit the purchase of any equipment and look to leasing equipment to meet our short-term needs. It is our intent to lease as much of our equipment as possible in order to preserve cash. Depending on our success in selling our securities, our twelve-month budget for this infrastructure is estimated to range between $0.00 to $250,000.

         To remain competitive, we must continually enhance and improve the functionality and features of our software. Through a combination of outsourced developers and programmers and employees, each with differing coding skills, we intend to convert our Windows based accounting and quoting software applications to applications that function without an operating system, solely in an Internet environment. The user would simply need Internet access. We expect it to take approximately 5,500 hours to complete the various conversions. We expect the hourly rate to remain constant regardless of funding. If we raise $5,000,000, we will convert all of the applications we currently have. However, if we raise less than $5,000,000, we will scale back the conversions accordingly and complete them in stages. If we raise only $250,000 from our offering, we will be unable to begin to convert our software until we obtain additional funds.

         We strongly believe that a committed and strong marketing plan will reward us with increased sales and brand recognition. If we are able to raise the maximum proceeds in this offering, we intend to develop and execute on a strategic marketing plan that will consist mainly of telemarketing, e-marketing, direct mail, advertising, and attendance at trade shows and seminars at an approximate cost of $750,000.

         If we raise less than the maximum proceeds, we still intend to implement a marketing plan. However, we will reduce or eliminate direct mailings, advertising, some conference attendance and some trade business shows and forums. Instead, we will advertise using Internet links and electronic newsletters, attend only local and western state conferences, and host teleconferences. By these efforts, we believe that we can still achieve a high level of interest in our products regardless of the funding level.

         We plan to use a portion of the proceeds from this offering to pay for some or all of our general and administrative operations. Because we are not able to predict how much revenue will be generated by the sale of our products, the table below has been prepared assuming that we receive no such revenues. The allocation of proceeds for our operations is an estimate only.


   Use of proceeds for operations:               at 5%         at 25%          at 50%          at 75%         at 100%

     1. Salaries and burden                         $-             $-        $224,840        $286,000        $442,750
     2. Rent and utilities                      16,100         16,100          17,100          18,100          19,100
     3. Licensing and taxes                     22,500         90,000         105,000         112,500         120,000
     5. Professional fees                       20,000         25,000          35,000          40,000          50,000
                                          ------------- -------------- --------------- --------------- ---------------
   Total estimated operations                  $58,600       $131,100        $381,940        $456,600        $631,850
                                          ============= ============== =============== =============== ===============

         We do not plan to pay wages and related payroll burden under the 5% and 25% funding levels. Under these two levels we intend to continue with certain independent contractors under existing consulting agreements, therefore, we have budgeted for these individuals under the consultant classification. If we raise 50% or more of the offering, we may offer employment to some of these contractors, therefore, we have classified a portion of the related expenses associated with these individuals as payroll and burden. If we raise 50% or more of our offering, we plan to add three full-time employees. Staffing is expected to be a gradual process, justified only by an incremental increase in sales and the added administrative responsibilities resulting from more customers and reporting requirements. If we are unsuccessful in raising the minimum proceeds from this offering, we will continue limiting our part-time employees to our chief executive officer, chief administrative officer and executive vice president.

         Rents and utilities are planned to be relatively constant regardless of the funding levels. The only variable in this classification is an estimate on the increased use of utilities due to expanded operations.

         Licensing and taxes is an overhead cost based on projected sales under each funding level. We have estimated the calculation of licenses at 7.5% of licensed product sales and taxes at 1.5% of gross sales. Licensed sales are estimated to range between $250,000 at the minimum funding level to $1,000,000 at the maximum funding level. Gross sales, which include the licensed product sales, are estimated to range between $250,000 at the minimum funding level and $3,000,000 at the maximum funding level.

WORKING CAPITAL REQUIREMENTS

         We had a deficit in working capital at December 31, 2003 (audited) of $ 8,530 and as of June 30, 2004 (unaudited) of $174,835. The deficit is primarily a result of borrowing short-term money to fund the initial stages of our operation from Insynq and from certain individuals. As of June 30, 2004, Insynq advanced us $109,710 and we have repaid $58,082 of the advances, leaving a net amount due to Insynq of approximately $51,628. We have also borrowed $172,500 from various individuals. These loans are evidenced by promissory notes bearing an interest rate of prime plus 1% and are unsecured. The loans were due to be paid in July 2004, but the due dates have been extended to October 31, 2004.

         In connection with assets purchased on January 23, 2004 from Mark Andre, we executed a Distribution Agreement pursuant to which we will pay a royalty in perpetuity to Mr. Andre of 5.5% of all gross proceeds from the sales of the Appgen Custom Suite and MyBooks Professional products. On April 15, 2004 we amended the

Distribution Agreement to include a buyout provision in the amount of $1,250,000, which we may execute at any time at our discretion. We do not anticipate buying-out the Distribution Agreement during the next twelve months.

RESULTS OF OPERATIONS

         During the three and six month periods ended June 30, 2004 we earned revenues of $97,274 and $176,253, respectively. For the six months ended June 30, 2004, revenues from Appgen products were $112,847 or 64% of total revenues and revenues from our QuikQuote products were $63,405 or 36% of total revenues.

         Our principal source of revenue is from fees billed to our VARs and from the sales of software applications. VARs are enlisted into a licensing program that allows them to resell, under their names if they so choose, either a custom suite of enterprise accounting and management software or a standard off the shelf software application to an end user. To participate in our program, VARs sign an agreement for a specified period and are charged a monthly fee over the term. Fees charged to the VARs are due on invoice receipt and are collected primarily through credit card charges. Revenue is fully recognized at billing because we have no continuing obligation to the VAR.

         We warrant the magnetic media on which the program is furnished to be free from defects in materials and workmanship, under normal use, for a period of 90 days from the date of shipment to the licensee. We have not set up any allowances for product warranty, post delivery obligations or returns because we have no history yet on which to estimate an allowance. Currently, we plan to expense any of these item costs as incurred. We will re-evaluate this policy as these charges accumulate and are recorded. Discounts, if any, are recorded as a reduction of revenue.

         We recorded direct costs of $106,866 and $186,275 for the three and six month periods ending June 30, 2004, respectively. For the six months ended June 30, 2004 approximately 75% or $140,382 of these expenses are for independent contractors with whom we have short-term consulting agreements. Under direct costs, we also recorded amortization of our intellectual property and other intangible assets for the six months ended totaling $29,942.

         Our general and administrative expenses were $36,606 and $50,632 for the three and six months ended June 30, 2004, respectively. This category included $10,000 for a consulting fee paid to the seller of the Appgen products. We pay this consultant $5,000 per month, which started in May 2004, and will pay this amount for a term of 24 months.

         For the three and six months ended June 30, 2004, we had a net loss of $55,818 and $84,025, respectively.

         For the six months ended June 30, 2004 we recorded negative cash flows from operations of $14,520. The primary use of our cash, consisting of $107,500, was for the purchase of assets from Mark Andre and Appgen and QwikQuote.

AGREEMENTS

We currently are committed to the following contractual obligations:

         In connection with our purchase of the Appgen Custom Suite and MyBooks Professional, we executed a consulting agreement with Mark Andre. Under the terms of the agreement, Mr. Andre has agreed to provide his services to us on a "mutually determined" basis for a period of two years, until April 15, 2006. We pay Mr. Andre the sum of $5,000 per month for his services.

         In connection with our purchase of the Appgen Custom Suite and MyBooks Professional, we executed a Distribution Agreement with Mark Andre. Under the terms of the Distribution Agreement, we pay to Mr. Andre a royalty of 5.5%, in perpetuity, on cash proceeds we earn from the sale of the assets we acquired. We have not budgeted for this buyout provision during the next twelve-month period as our decision to execute the buyout would be dependent upon many factors, including available cash reserves from operations, future sales potential, and amounts previously paid under the Agreement.

         Mr. Errol Alahverdi acts as a consultant to us as needed and receives monthly compensation in the amount of $7,500. This consulting agreement had an initial term of three-months, but it is renewed for additional three-month periods unless either party gives the other 30 days notice of his or its decision not to renew.

         Ms. Marianne Grimaldi acts as a consultant to us as needed and receives monthly compensation in the amount of $5,500. This consulting agreement had an initial term of three-months, but it is renewed for additional three-month periods unless either party gives the other 30 days notice of her or its decision not to renew.

         Ms. Sylvia Sze acts as a consultant to us as needed and receives monthly compensation in the amount of $5,750. This consulting agreement had an initial term of three-months, but it is renewed for additional three-month periods unless either party gives the other 30 days notice of her or its decision not to renew.

         In connection with our purchase of the QwikQuote Software, we executed:

         A consulting and non-compete agreement with Glenn Paul under which he provides advice and consulting services related to the selling and marketing of the applications. In addition, for the term of one year, Mr. Paul agreed to refrain from creating, marketing or reselling sales quoting software or services. Compensation for the consulting portion of the agreement was a cash payment in the amount $10,000 and compensation for the non-compete portion of the agreement was a cash payment of $7,000.

         A consulting and non-compete agreement with Alan Katz under which he will provide advice and consulting services related to the selling and marketing of the applications. In addition, for the term of one year, Mr. Katz will refrain from creating, marketing or reselling sales quoting software or services. Compensation for the consulting portion of the agreement was a cash payment in the amount of $10,000 and compensation for the non-compete portion of the agreement was a cash payment of $7,000.

         A consulting and non-compete agreement with Win Straube (The Straube Foundation) under which he will provide advice and consulting services related to the selling and marketing of the applications. In addition, for the term of one year, Mr. Straub will refrain from creating, marketing or reselling sales quoting software or services. Compensation for the consulting portion of the agreement was a cash payment in the amount of $10,000 and compensation for the non-compete portion of the agreement was a cash payment of $7,000.

         In the future we may decide to compensate providers of services by issuing stock in lieu of cash.

NEED FOR ADDITIONAL FINANCING

         Implementation of our plan of operation is subject to our ability to secure adequate financing and generate minimum revenues through the sales of our products. If we raise the entire $5,000,000 in proceeds, we believe that we will have the funds to fully implement our business plan and continue our operations for the next 12 months. If we raise less than $5,000,000 in proceeds, we will scale back the implementation of our business plan, but we may need to raise additional funds within the next 12 months. We do not have a commitment with respect to any additional capital. We have no loan commitments from, or lines of credit with, banks or other financial institutions. Therefore, the continuation of our business will depend on our ability to raise additional funds through equity and/or debt financing. We cannot assure you that we will be able to obtain additional funding when or if it is needed, or that such funding, if available, will be obtainable on terms favorable to and affordable by us. Our inability to obtain additional funding, when required, would impair severely our business operations.

                             PRINCIPAL SHAREHOLDERS

          The following table sets forth information regarding the beneficial ownership of our common stock as of August 20, 2004 for each person or group who is known by us to beneficially own more than 5% of the outstanding shares of our common stock, each of our directors, each of our named executive officers and all of our directors and executive officers as a group:

         The percentage of shares owned provided in the table is based on 12,500,000 shares of common stock outstanding as of August 20, 2004. Beneficial ownership is determined in accordance with the rules of Section 13(d)(3) of the Securities Act of 1934. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The determination as to whether these persons have sole voting and investment power is based on information provided by them.

                                           Common Shares Beneficially               Common Shares Beneficially
                                            Owned Prior to Offering                    Owned After Offering
                                    ----------------------------------------- ----------------------------------------
                                            Number               Percent             Number              Percent

John P. Gorst (1)                         3,300,000             25.78%             3,300,000             14.74%
1127 Broadway Plaza #202
Tacoma, WA  98402
M. Carroll Benton (1)                     3,300,000             25.78%             3,300,000             14.74%
1127 Broadway Plaza #202
Tacoma, WA  98402
Clifford Mastricola (2)                   1,650,000             13.04%             1,650,000             7.28%
2190 Carmel Valley Rd
Delmar, CA.  92014
Clayton Chase (2)                         1,650,000             13.04%             1,650,000             7.28%
2190 Carmel Valley Rd
Delmar, CA.  92014
Mark Levin (1)                            3,300,000             25.78%             3,300,000             14.74%
9812 Falls Rd, Suite 198
Potomac, MD.  20854
Mark Andre (4)                            1,000,000              7.69%             1,000,000             4.35%
PO Box 86
Great River, NY 11739

Directors and Officers as a group         6,600,000             50.38%             6,600,000             28.57%
(2 persons) (3)

(1) Includes 300,000 shares of Class A Common Stock, which may be immediately converted into common stock. Each share of Class A Common Stock is entitled to 100 votes per share.
(2) Includes 150,000 shares of Class A Common Stock, which may be immediately converted into common stock. Each share of Class A Common Stock is entitled to 100 votes per share.
(3) Includes 600,000 shares of Class A Common Stock, which may be immediately converted into common stock. Each share of Class A Common Stock is entitled to 100 votes per share.
(4) Includes a warrant to purchase 500,000 shares of common stock, which may be immediately exercised at $0.50 per share.

OWNERSHIP OF CLASS A COMMON STOCK

         The following table illustrates the ownership of our shares of Class A Common Stock, based on 1,200,000 shares outstanding on August 20, 2004. Based on representations made by the persons named in the table, each person has sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by him.

                                   Class A Common Shares Beneficially        Class A Common Shares Beneficially
                                        Owned Prior to Offering                     Owned After Offering
                                ----------------------------------------- ------------------------------------------
                                       Number              Percent               Number               Percent
John P. Gorst
1127 Broadway Plaza #202

Tacoma, WA  98402                     300,000                25%                300,000                 25%
M. Carroll Benton
1127 Broadway Plaza #202
Tacoma, WA  98402                     300,000                25%                300,000                 25%
Clifford Mastricola
2190 Carmel Valley Rd
Delmar, CA.  92014                    150,000               12.5%               150,000                12.5%
Clayton Chase
2190 Carmel Valley Rd
Delmar, CA.  92014                    150,000               12.5%               150,000                12.5%
Mark Levin
9812 Falls Rd, Suite 198
Potomac, MD.  20854                   300,000               25.0%               300,000                 25%

         The following table shows, as of August 20, 2004, the aggregate percentage of votes held by each member of management and each person holding more than 5% of our common stock. The percentage is based on 12,500,000 shares of common stock and 1,200,000 shares of Class A Common Stock, which is entitled to 100 votes for each share.

                                    Beneficially Owned Voting Percentage      Beneficially Owned Voting Percentage After
                                              Prior to Offering                                Offering
                                  ------------- --------------- ------------ --------------- ---------------- ------------
                                  Voting        Voting          Aggregated   Voting          Voting           Aggregated
                                  Percentage    Percentage of   Voting       Percentage of   Percentage of    Voting
                                  of Common     Class A         Percentage   Common Stock    Class A Common   Percentage
                                  Stock         Common Stock                                 Stock
                                  ------------- --------------- ------------ --------------- ---------------- ------------
John P. Gorst
1127 Broadway Plaza #202
Tacoma, WA  98402                 24%           25%             24.9%        13.3%           25%              23.2%
M. Carroll Benton
1127 Broadway Plaza #202
Tacoma, WA  98402                 24%           25%             24.9%        13.3%           25%              23.2%
Clifford Mastricola
2190 Carmel Valley Rd
Delmar, CA.  92014                12%           12.5%           12.5%        6.7%            12.5%            11.6%
Clayton Chase
2190 Carmel Valley Rd
Delmar, CA.  92014                12%           12.5%           12.5%        6.7%            12.5%            11.6%
Mark Levin
9812 Falls Rd, Suite 198
Potomac, MD.  20854               24%           25%             24.9%        13.3%           25%              23.2%
Mark Andre (4)
PO Box 86
Great River, NY 11739             4%            -0-             0.3%         2.2%            -0-              0.4%
                                  ------------- --------------- ------------ --------------- ---------------- ------------
Total Percentage Voted            100%          100%            100%         55.5%           100%             93.2%
                                  ============= =============== ============ =============== ================ ============

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information with respect to our directors and executive officers.

NAME                 AGE                  OFFICE                 DATE OF SERVICE    OFFICER AND/OR
                                                                                    DIRECTOR OF OTHER
                                                                                    PUBLIC COMPANIES
John P. Gorst          35    Chairman of the Board, Chief       November 2003       Insynq*
                             Executive Officer and President

M. Carroll Benton      60    Secretary, Treasurer, Chief        November 2003       Insynq*
                             Administrative Officer and
                             Director

Joanie C. Mann         43    Executive Vice President           November 2003       Insynq

*Indicates a board member

         All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Our officers serve at the discretion of the board of directors. Currently, all of our officers provide services to us on a part-time basis.

         There are no family relationships among any of our directors or officers.

         None of our directors or executive officers has, during the past five years,

o had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

o been convicted in a criminal proceeding and none of our directors or executive officers is subject to a pending criminal proceeding,

o been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

o been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

BUSINESS EXPERIENCE

JOHN P. GORST - Co-Founder, Chairman of the Board, President and Chief Executive Officer.

         Mr. John P. Gorst is one of our co-founders and has directed all development and business efforts for us since November 2003. Mr. Gorst has over 14 years experience in founding entrepreneurial technology ventures, specifically in the development of software and data services for business. His experience includes serving as chief executive officer and board chairman of Insynq, an application service provider, from August 1998 to present, vice president & general manager for a computer integration company, Interactive Information Systems Corp., from July 1996 to August 1998, and a training/IS consulting business in conjunction with Nynex Business Centers of New York. Mr. Gorst's primary responsibility shall be chairman of the board and chief executive officer and president. Mr. Gorst will be directing our strategy, and positioning us in the business marketplace by forging strategic business alliances and mergers and acquisitions. Mr. Gorst will also serve as company and technology evangelist at tradeshows, press conferences and industry analyst meetings in order to increase awareness for our brand. Mr. Gorst graduated top of his class as an Electronic Design Engineer from one of the top trade schools in Arizona, and is currently pursing his MBA at Villanova University. Mr. Gorst was also awarded a medal of honor for business leadership in 2001 from the National Republican Congress.

M. CARROLL BENTON, - Co-Founder, Secretary/Treasurer, Chief Administrative Officer, Interim Chief Financial Officer and Director.

         Ms. M. Carroll Benton is one of our co-founders and has directed and managed the fiscal responsibilities of the enterprise since November 2003. Ms. Benton's early career spanned both the public and private sectors working largely with the banking systems and higher education institutions where she assisted in the development and deployment strategies necessary for computerization of these and other entities. Ms. Benton has successfully managed a 13 state insurance brokerage firm and has been a consultant to the small to medium business markets via accounting system design, implementation, support, and business practice analysis. She also taught undergraduate accounting courses at several Puget Sound colleges and universities. With an in-depth understanding of our finances, accounting infrastructure and compliance issues, Ms. Benton oversees the current administrative and financial operations. From December 1995 through December 1999 Ms. Benton was president of a computer integration company, Interactive Information Systems, Corp. Her public sector experience includes serving as chief administrative officer, secretary, treasurer, interim chief financial officer and director for Insynq a Pacific Northwest application service provider, from August 1998 to present. Formerly with a local CPA firm, Ms. Benton brings over 37 years of financial expertise to the business.

JOANIE C. MANN - Executive Vice President.

         Beginning in November 2003, Ms. Joanie Mann brings to our management team, as the executive vice president over 25 years of experience in multi-user system design and implementation, voice and data networking, and advanced network integrations. Ms. Mann also has extensive experience in business process automation and a strong background in business accounting principles. Previous positions held include formation, in January 1985, of Com-Pacific Resources, Inc. a network integration firm, which was successfully sold to Communications World International, a telephone sales and service provider, in September 1994. From July 1998 to December 1999, Ms Mann was an information systems management consultant for Interactive Information Systems Corp., a Pacific Northwest regional network integration company. Her public experience includes serving as the vice president of strategic alliances for Insynq, a Pacific Northwest application service provider from January 2000 to present.

EXECUTIVE COMPENSATION

         We have not paid compensation to any officer and we do not anticipate paying compensation to any officer until our operations generate revenues sufficient for us to do so. We do, however, reimburse our officers for out-of-pocket expenses, up to $500 per individual, including travel, incurred on our behalf. No officer will receive any compensation from the proceeds of this offering. We have no stock option, retirement, pension, or profit-sharing plans for the benefit of directors, officers or other employees, but the board of directors may recommend adoption of one or more such plans in the future.

DIRECTORS' COMPENSATION

         Our directors receive no compensation for their services as directors. However, Article III, Section 3.10 of our bylaws permits our directors to set reasonable compensation for their services and, in the future, our directors may do so. We reimburse our directors for out-of-pocket expenses, up to $500 per individual, including travel, incurred on our behalf. No director will receive any compensation from the proceeds of this offering.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Thirteen of our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, Article Fourteen of our Certificate of Incorporation eliminates the personal liability of directors for breach of fiduciary duty to us, except in the case of breach of the duty of loyalty and for acts or omissions that were not done in good faith or which involve intentional misconduct or a knowing violation of law or that involve any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Section 174 of the General Corporation Law of Delaware or for any transaction for which the director derived an improper personal benefit.

         In addition, Article VII, Section 7.04 of our bylaws provides that we must, to the fullest extent permitted by law, indemnify our directors, officers and employees.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our chief executive officer, John P. Gorst, is the president and chairman of the board of directors of Insynq, a publicly traded corporation. M. Carroll Benton, our chief administrative officer, secretary and treasurer is also chief administrative officer, secretary and treasurer of Insynq and Joanie
C. Mann, vice president of strategic alliances for Insynq, is our executive vice president.

         On November 7, 2003, our board of directors authorized and issued an aggregate of 12,000,000 shares of our common stock in exchange for cash in the amount of $30,000. 3,000,000 shares were issued to each of John P. Gorst and M. Carroll Benton; 3,000,000 shares were issued to Mark Levin and 1,500,000 shares were issued to each of Clifford Mastricola and Clayton Chase. In the past, Insynq had engaged Mark Levin, Clifford Mastricola and Clayton Chase as consultants. In the future, we may retain the services of these individuals as consultants to assist us in executing certain portions of our business plan.

         In connection with our purchase of the QwikQuote software, we paid $9,000 in cash and issued a warrant to purchase 42,000 shares of common stock at a purchase price of $0.0095 per share to Mark Levin for his services in locating this opportunity.

         Insynq is, and has been, providing administrative and financial assistance to us from our inception. John P. Gorst, M. Carroll Benton and Joanie
C. Mann are all shareholders of Insynq. Since November 1, 2003, Insynq has advanced to us approximately $110,277. These advances are made as needed. The advances are evidenced by journal entries only, do not accrue interest and are payable on demand. To date, we have repaid $58,082 of the advances, leaving a net amount due to Insynq of approximately $52,195.

         From November 1, 2003 through July 31, 2004, we shared office space located at 1127 Broadway Plaza, Suite #203, Tacoma, Washington with Insynq, although Insynq did not pay or reimburse us for expenses incurred in leasing this facility. Effective August 1, 2004, we terminated our lease agreement and moved our administrative operations to offices located at 1127 Broadway Plaza, Suite 202, Tacoma, Washington. Aptus and Insynq pay $350 and $1,790, respectively, per month to lease these offices.

                            DESCRIPTION OF SECURITIES

         The securities we are offering are shares of our common stock. We are authorized by our Certificate of Incorporation to issue 250,000,000 shares of common stock, $0.001 par value. There is currently no public market for our common stock. We presently have issued and outstanding 12,500,000 shares of common stock.

         The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock do not have cumulative voting rights. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution or winding-up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all the remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights or other subscription rights.

         Our Certificate of Incorporation also allows us to issue Class A Common Stock and Class A and Class B Preferred Stock. Holders of our Class A Common Stock have the power to delay or prevent a change of control. Depending on the rights, preferences and privileges designated by our board of directors in issuing our Class A or Class B Preferred Stock, the holders of our Class A or Class B Preferred Stock could also have the power to delay or prevent a change of control.

CLASS A COMMON STOCK

         Our Certificate of Incorporation authorizes us to issue a total of 5,000,000 shares of Class A Common Stock, $0.001 par value. We currently have issued 1,200,000 shares issued and outstanding of our Class A Common Stock to five stockholders of record. The holders of our Class A Common Stock are entitled to one hundred votes per share on all matters to be voted upon by the stockholders therefore, if they vote together, the holders of our Class A Common Stock currently have the power, with 120,000,000 votes, to elect our board of directors and to approve or disapprove of other corporate actions such as a merger or liquidation.

         Our board of directors is authorized to issue additional shares of Class A Common Stock, not to exceed the amount authorized by our Certificate of Incorporation, and to issue options and warrants for the purchase of Class A Common Stock on such terms and conditions and for such consideration as the board may deem appropriate without stockholder approval.

PREFERRED STOCK

         Our Certificate of Incorporation allows us to issue up to 10,000,000 shares of Class A Preferred Stock and 10,000,000 shares of Class B Preferred Stock. We have not issued any Class A or Class B Preferred Stock. Our board of directors has the authority to designate the rights, preferences and privileges of our Class A and Class B Preferred Stock, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without approval by our stockholders. The board of directors could, therefore, issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of our common stock and our Class A Common Stock.

         The factors considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the common stock offered hereby. This prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the common stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

         The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including us. The address of such site is http://www.sec.gov.

         We intend to furnish to our shareholders annual reports containing audited financial statements certified by independent public accountants for each fiscal year.

         We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference into the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Any such request shall be directed to the Interim Financial Officer of Aptus Corp., M. Carroll Benton, 1127 Broadway Plaza, Suite 203, Tacoma, WA 98402, Tel.# (253) 691-1531.

                              STOCK TRANSFER AGENT

         Our transfer agent and registrar is Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah, 84111, Tel. (801) 355-5740.

                                     EXPERTS

         Our financial statements, as of and for the periods December 31, 2002 and December 31, 2003 have been audited by De Joya & Company, independent auditors, as set forth in their report included herein and incorporated herein by reference. Such financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINION

         Miles Garnett, Attorney at Law, has given us an opinion relating to the due issuance of the common stock being registered.


                          INDEX TO FINANCIAL STATEMENTS

                                                                                               Page
                                                                                                No.
Balance Sheet as of June 30, 2004                                                              F-2

Statements of Operations for the three and six months ended June 30, 2004 and from April 2,
2002 (date of inception) through June 30, 2004                                                 F-3

Statement of Shareholders' Equity (Deficit) for the six months ended June 30, 2004             F-4

Statements of Cash Flows for the six months ended June 30, 2004 and from April 2, 2002 (date
of inception) through June 30, 2004                                                            F-5

Notes to Financial Statements for the period ended June 30, 2004                               F-6

Report of Independent Certified Public Accountants                                             F-12

Balance Sheets as of December 31, 2003 and December 31, 2002                                   F-13

Statements of Operations for the year ended December 31, 2003 and from April 4, 2002 (date
of inception) to December 31, 2002 and 2003, respectively                                      F-14

Statement of Stockholders' Deficit from April 4, 2002 (date of inception) to December 31,
2003                                                                                           F-15

Statements of Cash Flows for the year ended December 31, 2003 and from April 4, 2002 (date
of inception) to December 31, 2002 and 2003, respectively                                      F-16

Notes to Financial Statement for the period ended December 31, 2003                            F-17


                                   Aptus Corp.
                          (A Development Stage Company)
                                 Balance Sheets
                                   (unaudited)
                                  June 30, 2004

                                    Assets

Current assets
    Cash .....................................................        $  60,907
    Accounts receivable, net of allowance for doubtful
       accounts of $1,000 ....................................           16,656
    Related party receivables, net of allowance for doubtful
          accounts of $8,133 .................................            8,671
                                                                      ---------
                    Total current assets .....................           86,234
                                                                      ---------

Other assets
    Intangible property, net of $30,190 accumulated ..........          560,406
amortization
    Deposits .................................................            6,170
                                                                      ---------
           Total other assets ................................          566,576
                                                                      ---------
           Total assets ......................................        $ 652,810
                                                                      =========


                      Liabilities and Stockholders' Equity

Current liabilities
    Notes payable ............................................        $ 172,500
    Accounts payable .........................................            9,815
    Accrued liabilities ......................................           27,126
    Amounts due to related parties ...........................           51,628
                                                                      ---------
           Total current liabilities .........................          261,069
                                                                      ---------

Commitments and contingencies ................................             --

Stockholders' equity
    Class A preferred stock, $0.001 par value, 10,000,000
       shares authorized, no shares issued and outstanding ...             --
    Class B preferred stock, $0.001 par value, 10,000,000
       shares authorized, no shares issued and outstanding ...             --
    Class A common stock, $0.001 par value, 5,000,000 shares
       authorized, 1,200,000 shares issued and outstanding ...            1,200
    Common stock, $0.001 par value, 250,000,000 shares
       authorized, 12,500,000 shares issued and outstanding ..           12,500
    Additional paid-in capital ...............................          500,596
    Accumulated deficit during development stage .............         (122,555)
                                                                      ---------
           Total stockholders' equity ........................          391,741
                                                                      ---------
           Total liabilities and stockholders' equity ........        $ 652,810
                                                                      =========






The accompanying notes are an integral part of these financial statements.

                                   Aptus Corp.
                          (A Development Stage Company)
                            Statements of Operations
                                   (unaudited)

                                                                                       Period from April
                                                                    For the six         4,2002 (Date of
                                              For the three         months ended          Inception)
                                               months ended         June 30, 2004       through June 30,
                                              June 30, 2004                                  2004
                                             -----------------   ------------------  -------------------

Revenues .............................        $     97,274         $    176,253         $    176,253
                                              ------------         ------------         ------------
Costs and expenses
   Direct costs ......................             106,867              186,275              199,813
   Marketing, selling and advertising                7,444               19,940               20,180
   General and administrative ........              36,606               50,632               75,384
                                              ------------         ------------         ------------
Total costs and expenses .............             150,917              256,847              295,377
                                              ------------         ------------         ------------
Loss from operations .................             (53,643)             (80,594)            (119,124)
                                              ------------         ------------         ------------

Interest expense .....................              (2,175)              (3,431)              (3,431)
                                              ------------         ------------         ------------
Loss before provision for income taxes             (55,818)             (84,025)            (122,555)

Provision for income taxes ...........                --                   --                   --
                                              ------------         ------------         ------------
Net loss .............................        $    (55,818)        $    (84,025)        $   (122,555)
                                              ============         ============         ============

Net loss per share, basic and diluted         $      (0.00)        $      (0.01)        $      (0.03)
                                              ============         ============         ============

Weighted average of common shares,
    basic and diluted ................          12,500,000           12,439,560            3,561,510
                                              ============         ============         ============











The accompanying notes are an integral part of these financial statements.

                                   Aptus Corp.
                          (A Development Stage Company)
                   Statement of Stockholders' Equity (Deficit)
                                   (unaudited)

                                                                                                    Accumulated
                                                                           Additional    Stock        Deficit         Total
                                                                            Paid-In-   Subscriptions   During     Stockholders'
                                                                            Capital     Receivable  Development      Equity
                              Class A  Common Stock      Common Stock                                 Stage        (Deficit)
                               Shares     Amount      Shares     Amount
                              ---------- ---------- ----------- ---------- ---------- ------------ ------------- --------------
Balance, December 31,         1,200,000   $1,200    12,000,000   $12,000    $18,000    $(1,200)     $(38,530)      $(8,530)
2003

Issuance of common stock         --         --         500,000       500    249,500       --            --          250,000
in conjunction with the
purchase of assets in
January 2004, valued at
$.50 per share

Issuance of warrants in          --         --          --         --       26,750        --            --          26,750
conjunction with the
purchase of assets in
January 2004

Issuance of warrants in          --         --          --         --       206,346       --            --          206,346
conjunction with the
purchase of assets in
February 2004
                                                                                                        --
Principal received on            --         --          --         --         --         600                          600
stock subscriptions in
January 2004

Principal received on            --         --          --         --         --          600           --            600
stock subscriptions in
March 2004

Net loss for the six             --         --          --         --         --          --         (84,025)      (84,025)
months ended June 30,
2004

                              ---------- ---------- ----------- ---------- ---------- ------------ ------------- --------------
Balance, June 30, 2004,
unaudited                     1,200,000   $1,200    12,500,000   $12,500   $500,596   $        --   $(122,555)     $391,741
                              ========== ========== =========== ========== ========== ============ ============= ==============




The accompanying notes are an integral part of this financial statement.

                                   Aptus Corp.
                          (A Development Stage Company)
                            Statements of Cash Flows
                                   (unaudited)

                                                                                                               Period from
                                                                                                                April 4,
                                                                                                               2002 (Date
                                                                                         For the six               of
                                                                                        months ended           Inception)
                                                                                        June 30, 2004         through June
                                                                                                                30, 2004
                                                                                        --------------        --------------
Cash flows from operating activities
    Net loss                                                                         $         (84,025)    $      (122,555)
    Adjustments to reconcile net loss to net cash used in operating activities:
        Amortization                                                                           30,190                30,190
        Bad debts                                                                               9,133                 9,133
           Changes in operating assets and liabilities:
            Accounts receivable - trade                                                      (17,657)              (17,657)
            Other  receivables - related party                                               (16,804)               (1,804)
            Accounts payable                                                                    9,816                10,089
            Accrued liabilities                                                                27,126                27,126
            Account payable - related party                                                    32,701                51,355
            Deposits                                                                          (5,000)              (21,170)
                                                                                     -----------------     -----------------
               Net cash used in operating activities                                         (14,520)              (35,293)
                                                                                     -----------------     -----------------
Cash flows from investing activities:
    Purchase of intellectual property                                                        (99,000)              (99,000)
    Purchase trademarks                                                                       (8,500)               (8,500)
                                                                                     -----------------     -----------------
               Net cash used in investing activities                                        (107,500)             (107,500)
                                                                                     -----------------     -----------------
Cash flows from financing activities:
    Proceeds from issuance of notes payable                                                   172,500               172,500
    Proceeds from issuance of common stock                                                         --                30,000
    Proceeds from stock subscriptions receivable                                                1,200                 1,200
                                                                                     -----------------     -----------------
               Net cash provided by financing activities                                      173,700               203,700
                                                                                     -----------------     -----------------
Net increase in cash                                                                           51,680                60,907
Cash at beginning of period                                                                     9,227                    --
                                                                                     -----------------     -----------------
Cash at end of period                                                                $         60,907      $         60,907
                                                                                     =================     =================






The accompanying notes are an integral part of these financial statements.

                                   Aptus Corp.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2004
                                   (unaudited)

Note 1 - Business

Business

Aptus Corp. (the Company), a Delaware corporation, is headquartered in Tacoma, Washington USA. The Company is an Application Service Provider (ASP) seeking and pursuing merger and acquisition companies and/or certain related industry assets in the application service provider and small - niche software industries.

Note 2 -Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The Company's operating revenue has been minimal and is insufficient to maintain the Company as a going concern. The Company is continuing to develop its products and business plan. In accordance with Statement of Financial Accounting Standards ("SFAS") No.7, the Company is considered a Development Stage Company.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements is as follows:
..
Revenue Recognition

The Company's principal source of revenue is generated from fees billed to our value added reseller dealers (VARS) and from the sales of software applications. VARS are enlisted into a licensing program that allows them to resell either a custom suite of enterprise accounting and management software or a standard off the shelf software application to an end user. To participate in our program, VARS sign an agreement for a term period and are charged a monthly fee over the term. VARS may then resell or license the software under their proprietary name. Fees charged to the VARS are due upon billing and are collected primarily through charging the VAR'S credit card. Revenue is fully recognized at billing because the Company has no subsequent customer obligation to perform or deliver additional services or products. Sale prices of software are generally listed on our website or trade journals and are due upon the delivery of the product to the VAR and charged against the VAR's credit card.

         The Company warrants only the magnetic media on which the program is furnished to be free from defects in materials and workmanship, under normal use, for a period of 90 days from the date of shipment to the licensee. The Company has not set up any allowances for returns, product warranty or other post delivery obligations because no history exists for which to estimate this charge. Currently, the Company plans to charge any warranty costs to expense as incurred. The Company will re-evaluate this policy as these charges, if any, accumulate and are recorded.

Discounts, if any, are recorded as a reduction of revenue.

Fair Value of Financial Instruments

Financial instruments consist principally of cash, accounts and related party receivables, trade and related party payables, accrued liabilities, and short and long-term debt obligations. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management's opinion that the Company is not exposed to significant currency or credit risks arising from these financial instruments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Intangible Assets

Intellectual Property - In accordance with Statement of Financial Accounting Standards ("SFAS") No.86, "Accounting Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company capitalizes software and product rights (intellectual property) as allocated within the purchase agreements. Capitalized costs are recorded at the lower of cost, or net realizable value and are amortized straight-line over five years, the estimated economic life of the products.

Trademarks - Trademarks are recorded at cost and are amortized over fifteen years.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense). As of June 30, 2004, the Company has no fixed assets.

Income Taxes

The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

As of June 30, 2004, the Company has available net operating loss carryovers of approximately $122,500 that will expire in various periods through 2024. Such losses may not be fully deductible due to the significant amounts of non-cash service costs. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Comprehensive Income (Loss)

The Company has no components of other comprehensive loss. Accordingly, net loss equals comprehensive loss for all periods.

Advertising Costs

The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. The Company has recorded advertising costs of approximately $7,500 and $19,900 for the three and six months ended June 30, 2004, respectively, and approximately $20,200 for the period from April 4, 2002 (Date of Inception) through June 30, 2004.

Research and Development Costs

 Research and development costs are charged to expense as incurred.

Stock-Based Compensation

The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options or warrants at the grant date using the Black-Scholes option pricing model.

The Company issued no stock, nor granted warrants and options, to employees for compensation for the six months ended June 30, 2004 and the period from April 4, 2002 (Date of Inception) through June 30, 2004. As of June 30, 2004, the Company has not adopted an employee incentive plan.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company is currently evaluating SFAS No. 148 to determine if it will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when to begin transition to that method. The Company applies the provisions of SFAS No. 123 for stock-based awards to those other than employees. Stock-based compensation expense for these awards is calculated over related service or vesting periods. Companies choosing the intrinsic-value method are required to disclose the proforma impact of the fair value method on net income or net loss.

Reclassifications

Certain reclassifications have been made to the previously reported amounts to conform to the Company's current interim period presentation.

Recent Authoritative Accounting Pronouncements

In January 2003, (as revised in December 2003) The Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

The implementation of the provisions of Interpretation No. 46 is not expected to have a significant effect on the Company's financial statement presentation or disclosures.

In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

The implementation of the provisions of SFAS No. 150 is not expected to have a significant effect on the Company's financial statement presentation or disclosures.

Note 3 - Going Concern and Management's Plans

The Company's financial statements as of and for the six months ended June 30, 2004 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the six months ended June 30, 2004, the Company had a net loss of $84,025 and negative cash flows from operations of $14,520. For the period April 4, 2002 (Date of Inception) through June 30, 2004, the Company recorded a net loss totaling $122,555 and negative cash flows from operations of $35,293. At June 30, 2004, the Company had a working capital deficit of $174,835. The Company's working capital deficit as of June 30, 2004 may not enable it to meet certain financial objectives as presently structured.

The rate at which the Company expends its resources is variable, may be accelerated, and will depend on many factors. The Company will need to raise substantial capital to finance its operations and may seek such additional funding through public or private equity or new debt. There can be no assurance that such additional funding, if any, will be available on acceptable terms. The Company's continued existence as a going concern is ultimately dependent upon its ability to secure additional financing.
The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 - Loss Per Common Share

Basic and diluted loss per share of common stock is computed by dividing the net loss by the weighted average number of common shares outstanding available to common stockholders during the period. However, common stock equivalents have been excluded from the computation of diluted loss per share of common stock for the six months ended June 30, 2004, as their effect would be anti-dilutive.

Note 5 - Purchase of Assets

On January 23, 2004, the Company consummated an asset purchase agreement for the purchase of proprietary software, proprietary rights, source codes and trademarks totaling $294,250 in consideration for $17,500 in cash, 500,000 shares of the Company's common stock valued at $250,000 ($0.50 per share based on current market price), and stock warrants for 500,000 shares of the Company's common stock at strike price of $0.50 per share valued under the Black-Scholes pricing model at $26,750. Additionally, the Company will (a.) assume existing obligations of the sellers specifically related to providing continuous customer service and support to the existing licensees of the acquired proprietary software in accordance with the existing license agreements between such licensees and the sellers, (b.) pay a distribution fee of 5.5% on all revenues in perpetuity (See Note 8), and, (c.) pay $5,000 per month pursuant to a two year consulting agreement (See also Note 8). The entire purchase cost is allocated to: (a.) intellectual property - $285,750 and, (b.) trademarks - $8,500. An amended distribution agreement was executed on April 15, 2004 to provide the buyer for a $1,250,000 buyout at anytime.

On February 1, 2004, the Company consummated its second asset purchase agreement for its proprietary sales quoting software approximating $296,000 in consideration of $90,000 in cash and stock warrants for 420,000 shares of the Company's common stock at strike price of $0.0095 per share valued under the Black-Scholes pricing model at approximately $206,000. The purchase cost is recorded on the balance sheet as intellectual property.

The $15,000 deposit recorded as of December 31, 2003, was applied at the time of closing toward the total acquisition costs of the sales quoting software.

Note 6 - Promissory Notes Payable

As of June 30, 2004, the Company has fourteen short-term promissory notes totaling $172,500 with thirteen individuals and/or entities, and has related accrued interest totaling $3,431. All promissory notes, plus accrued interest, were due July 10, 2004. On August 19, 2004, the Company and the note holders agreed to extend the maturity date of each note until October 31, 2004. The notes are unsecured and bear interest at prime plus one percent. Prime rate of interest at June 30, 2004 was 4.00%.

 Note 7 - Related Party Payable

As of December 31, 2003, the related party payable is comprised of advances from another public entity, located in Tacoma, WA, also partially owned and managed by two Aptus' officers, directors and stockholders. The payable is due on demand, unsecured and bears no interest. This other company has provided, and continues to provide Aptus Corp., with administrative and financial assistance. From the inception date of April 4, 2002 through June 30, 2004, a total of $104,710 has been advanced to Aptus and Aptus has paid back a total of $53,082, leaving a balance of $51,628.

Note 8 - Commitments and Contingencies

Consulting Agreements

The Company has entered into one long-term and three short-term consulting agreements with individuals who provide technical expertise and special skills in connection with the respective assets purchased in January and February 2004. The long-term agreement, commencing on April 15, 2004, calls for twenty-four successive monthly payments of $5,000 (See also Note 5). The Company's three short-term (three-months) consulting agreements are subject to automatic renewal with a monthly cost of $19,500.

Distribution Agreement

The Company has a distribution agreement (See also Note 5) with the seller of certain assets, as originally executed on January 23, 2004, and amended on April 15, 2004, that stipulates Aptus will pay 5.5%, in perpetuity, on all gross proceeds from the sales of certain software products beginning the second quarter of the year 2004. Terms of the amended distribution agreement also include a buyout provision, not to exceed $1,250,000, at any time by the buyer.

Note 9 - Other Disclosure

Non-cash investing and financing activities included the following:

                                                                                                      Period from
                                                                            For the six              April 4, 2004
                                                                            months ended               (Date of
                                                                           June 30, 2004              Inception)
                                                                                                     through March
                                                                                                       31, 2004
                                                                          ---------------         ------------------

       Issuance of common stock for assets purchased                    $         250,000       $            250,000
       Valuation of warrants issued in conjunction with assets                    233,096                    233,096
       purchased

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders
Aptus Corp.
(A Development Stage Company)
Tacoma, Washington

We have audited the accompanying balance sheets of Aptus, Corp. (A Development Stage Company) as of December 31, 2003 and 2002, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2003, the period from April 4, 2002 (Date of Inception) through December 31, 2002 and the period from April 4, 2002 (Date of Inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aptus, Corp. (A Development Stage Company) as of December 31, 2003 and 2002, and the results of its operations and cash flows for the year ended December 31, 2003, the period from April 4, 2002 (Date of Inception) through December 31, 2002 and the period from April 4, 2002 (Date of Inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ De Joya & Company
De Joya & Company
March 31, 2004
Las Vegas, Nevada

                                   APTUS CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002


                                                                      December 31,    December 31,
                                                                         2003             2002
                                                                  ----------------------------------
                                     ASSETS


Current assets
    Cash .....................................................        $  9,227            $--
    Deposit ..................................................          15,000             --
                                                                      --------         --------
     Total current assets ....................................          24,227             --
Other asset ..................................................           1,170             --
                                                                      --------         --------
Total assets .................................................        $ 25,397            $--
                                                                      ========         ========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
   Accounts payable ..........................................        $ 18,927         $   273
   Due to related party ......................................          15,000             --
                                                                      --------         --------
      Total current liabilities ..............................          33,927             273
                                                                      --------         --------
      Total liabilities ......................................          33,927             273

Stockholders' deficit
   Class A preferred stock, $.001 par value, 10,000,000 shares
      authorized, no shares issued and outstanding ...........            --               --
   Class B preferred stock, $.001 par value, 10,000,000 shares
      authorized, no shares issued and outstanding ...........            --               --
   Common stock, $.001 par value, 50,000,000 shares
      authorized, 12,000,000 shares issued and outstanding ...          12,000             --
   Class A common stock, $.001 par value, 5,000,000 shares
      authorized and 1,200,000 shares issued and outstanding .           1,200             --
   Additional paid-in capital ................................          18,000             --
   Stock receivable ..........................................          (1,200)            --
   Accumulated deficit .......................................         (38,530)           (273)
                                                                      --------         --------
     Total stockholders' deficit .............................          (8,530)           (273)
                                                                      --------         --------
     Total liabilities and stockholders' deficit .............        $ 25,397            $--
                                                                      ========         ========


See Accompanying Notes to Financial Statements.

                                   APTUS CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                               Period from                Period from
                                                              April 4, 2002               April 4, 2002
                                                           (Date of inception)         (Date of inception)
                                   For the year ended            through                     through
                                   December 31, 2003        December 31, 2002           December 31, 2003
                               ---------------------  -----------------------     ------------------------

Revenue .....................            $      --               $      --               $      --

Operating expenses
   General and administrative
                                              38,257                     273                  38,530
                                         -----------             -----------             -----------

     Total operating expenses                 38,257                     273                  38,530
                                         -----------             -----------             -----------
Loss before provision for
income taxes ................                (38,257)                   (273)                (38,530)
Provision for income taxes ..                   --                      --                      --
                                         -----------             -----------             -----------
Net loss ....................            $   (38,257)            $      (273)            $   (38,530)
                                         ===========             ===========             ===========


Basic and diluted loss per
common share ................            $     (0.02)            $      --               $     (0.04)
                                         ===========             ===========             ===========

Basic and diluted weighted
average of common shares
outstanding .................              1,804,932                    --                 1,032,864
                                         ===========             ===========             ===========
















See Accompanying Notes to Financial Statements.

                                   APTUS CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF STOCKHOLDERS' DEFICIT


                                 Outstanding Stock
                             --------------------------              Class A    Additional   Stock                      Total
                                            Class A      Common      Common      Paid-in  Subscriptions  Accumulated  Stockholders'
                                  Common     Common       Stock       Stock      Capital   Receivable     Deficit      Deficit
                              ------------- ------------- ---------- ----------- --------- ----------    -----------  ------------
Balance, April 4, 2002
   (Date of inception)       $      --   $      --   $      --   $      --   $      --   $      --    $      --    $      --


Net loss for the period
ended December 31, 2002             --          --          --          --          --          --           (273)        (273)
                             ----------- ----------- ----------- ----------- ----------- -----------  -----------  -----------

Balance, December 31, 2002          --          --          --          --          --          --           (273)        (273)


Issuance of common stock for  12,000,000        --        12,000        --        18,000        --           --         30,000
cash, at $0.0025 per share

Issuance of class A common
stock for subscriptions
receivable, at $0.001 per
share                               --     1,200,000        --         1,200        --        (1,200)        --           --

                                                                                                                       (38,257)
Net loss for the year ended
December 31, 2003                   --          --          --          --          --          --        (38,257)
                             ----------- ----------- ----------- ----------- ----------- -----------  -----------  -----------

Balance, December 31, 2003    12,000,000   1,200,000 $    12,000 $     1,200 $    18,000 $    (1,200) $   (38,530) $    (8,530)
                             =========== =========== =========== =========== =========== ===========  ===========  ===========











See Accompanying Notes to Financial Statements.

                                   APTUS CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS


                                                                                  Period from                Period from
                                                                                 April 4, 2002              April 4, 2002
                                                                              (Date of inception)        (Date of inception)
                                                     For the year ended             through                    through
                                                      December 31, 2003        December 31, 2002          December 31, 2003
                                                    ----------------------  ------------------------   ------------------------

Cash flows from operating activities:
   Net loss                                         $     (38,257)             $        (273)            $      (38,530)
   Changes in operating assets and liabilities:
      Increase in deposit                                 (15,000)                        --                    (15,000)
      Increase in other asset                              (1,170)                        --                     (1,170)
      Increase in accounts payable                         18,654                        273                     18,927
      Increase in due to related party                     15,000                         --                     15,000
                                                    -------------             --------------             --------------
        Net cash used by operating activities             (20,773)                        --                    (20,773)

Cash flow from financing activities:

   Proceeds from issuance of common stock                  30,000                         --                     30,000
                                                    -------------             --------------             --------------
        Net cash provided by financing activities          30,000                         --                     30,000
                                                    -------------             --------------             --------------
Net increase in cash                                        9,227                         --                      9,227
Cash, beginning of period                                      --                         --                         --
                                                    -------------             --------------             --------------
Cash, end of period                                 $       9,227              $          --             $        9,227
                                                    =============             ==============             ==============
















See Accompanying Notes to Financial Statements.

                                   APTUS CORP.
                          NOTES TO FINANCIAL STATEMENTS

1. Description of business, HISTORY and summary of significant policies

     Description of business - Aptus Corp. (hereinafter referred to as the "Company") is seeking merger and asset-purchase activity to pursue application service providers and small-niche software companies. The Company has minimal operations and is considered a development stage company in accordance with Statement of Financial Accounting Standards No.
     7. The Company was incorporated in the State of Delaware on April 4, 2002.

     Going concern - The Company incurred net losses of approximately $32,000 from the period of April 4, 2002 (Date of Inception) through December 31, 2003 and has not commenced its operations, raising substantial doubt about the Company's ability to continue as a going concern. The Company will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

     The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

     Year end - The Company's year end is December 31.

     Use of estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense). Currently, the Company has no fixed assets.

     Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

     As of December 31, 2003, the Company has available net operating loss carryovers of approximately $32,000 that will expire in various periods through 2023. Such losses may not be fully deductible due to the significant amounts of non-cash service costs. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

     New accounting pronouncements - In September 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 143, Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The statement will be effective for the Company's fiscal year ending 2003. Management does not expect the adoption of this standard to have a material impact on the Company's financial statements.

     In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendments of FASB Statement No. 13, and Technical Corrections. The Company does not believe that the adoption of this pronouncement will have a material effect on its financial statements.

     In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated With Exit or Disposal Activities. This statement requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, this statement states the liability should be initially measured at fair value. The statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not believe that the adoption of this pronouncement will have a material effect on its financial statements.

     In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN No. 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of SFAS No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, was issued. FIN No. 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The adoption of the provisions of FIN No. 45 did not have a material impact on the Company's results of operations, financial position or cash flows.

     In January 2003, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. This statement provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in the financial statements about the effects of stock-based compensation. Because the Company continues to account for employee stock-based compensation under APB Opinion No. 25, the transitional guidance of SFAS No. 148 has no effect on the financial statements at this time.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation establishes standards for identifying a variable interest entity and for determining under what circumstances a variable interest entity should be consolidated with its primary beneficiary. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. Interpretation No. 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The Company does not believe that the adoption of this pronouncement will have a material effect on its financial statements.

     Net loss per common share - The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive. For the year ended December 31, 2003 and for the period from April 4, 2002 (Date of Inception) through December 31, 2002, no options and warrants were included from the computation of diluted earnings per share because their effect would be antidilutive.

     Comprehensive income (loss) - The Company has no components of other comprehensive loss. Accordingly, net loss equals comprehensive loss for all periods.

     Advertising costs - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. The Company has recorded no significant advertising costs for the year ended December 31, 2003 and the period from April 4, 2002 (Date of Inception) through December 31, 2002.

     Research and development costs - Research and development costs are charged to expense as incurred.

     Stock-based compensation - The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

     The Company issued no stock, neither granted warrants or options, to employees for compensation for the year ended December 31, 2003 and the period from April 4, 2002 (Date of Inception) through December 31, 2002.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company is currently evaluating SFAS No. 148 to determine if it will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when to begin transition to that method.

2.   DEPOSIT

     As of December 31, 2003, deposit totaling $15,000 relates to an asset purchase agreement with QwikQuote, Inc. as described in Note 5.

3. DUE TO RELATED PARTY

     As of December 31, 2003, due to related party is comprised of advances from an entity owned by a shareholder. This amount is due on demand, unsecured and bears no interest.

4. STOCKHOLDERS' DEFICIT

     On November 7, 2003, the Company issued 12,000,000 shares of its common stock for cash in the amount of $30,000 ($0.0025 per share) to five individuals.

     On December 15, 2003, the Company increased the authorized number of shares of common stock to 250,000,000.

     On December 17, 2003, the Company authorized 5,000,000 shares of class A common stock.

     On December 22, 2003, the Company issued 1,200,000 shares of class A common stock to five individuals in consideration of a stock receivable totaling $1,200 ($0.001 per share).

5. SUBSEQUENT EVENT

     The Company collected $1,200 in cash related to 1,200,000 shares of class A common stock issued in December 2003 as discussed in Note 4.

     Assets Purchased - On January 23, 2004, the Company consummated an asset purchase agreement with Appgen Technologies, Inc. and Mark Andre (collectively the "Sellers") for the purchase of proprietary software, source codes and computer hardware totaling $294,250 in consideration of $17,500 in cash, 500,000 shares of the Company's common stock valued at $250,000 ($0.50 per share), and stock warrants for 500,000 shares of the Company's common stock at strike price of $0.50 per share valued at $26,750. Additionally, the Company will assume existing obligations of the Sellers related to provide continuing customer service and support to the existing licensee of the acquired proprietary software in accordance with the existing license agreements between such licensees and the Sellers. The entire purchase cost will be allocated to the acquired proprietary software and hardware.

     In addition, in connection with the assets purchased, the Company executed a distribution agreement under terms of which the Company will pay Mark Andre a 5.5% distribution fee on all revenues. The Company also executed a consulting agreement with Mark Andre for a term of 2 years at a fee of $5,000 per month.

     On February 1, 2004, the Company consummated an asset purchase agreement with QwikQuote, Inc. for the purchase of software and equipment approximating $296,000 in consideration of $90,000 in cash and stock warrants for 420,000 shares of the Company's common stock at strike price of $0.0095 per share valued at approximately $206,000. The entire purchase cost will be allocated to the acquired software and equipment.

     For warrants issued to non-employees, the Company applied SFAS 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation - for Transition and Disclosure. Under the provisions of this standard, it requires the recognition of compensation cost based upon the fair value of warrants, at the date of grant, using the Black-Scholes pricing model.

     Notes Payable - During January 2004, the Company executed seven promissory notes for a total of $120,000 to six individuals and during March 2004, the Company executed seven promissory notes for a total of $52,500 to seven individuals/parties. The fourteen notes are unsecured, bear interest at prime plus one and are due July 10, 2004. The prime rate of interest at March 31, 2004 was 4.00%.

                                    APPENDIX




FOR OFFICE USE ONLY:

                             SUBSCRIPTION AGREEMENT
                                       FOR
                                   APTUS CORP.

                         COMMON STOCK ($0.50 PER SHARE)

Persons interested in purchasing common stock of Aptus Corp. must complete and return this Subscription Agreement along with their check or money order to:

                                   Aptus Corp.
                            1127 Broadway Plaza, #203
                    Tacoma, Washington 98402, ("the Issuer")

Subject only to acceptance hereof by the issuer, in its discretion, the undersigned hereby subscribes for the number of common shares and at the aggregate subscription price set forth below.

An accepted copy of this Agreement will be returned to the Subscriber as a receipt, and the physical stock certificates shall be delivered to each Investor within thirty (30) days of the Close of this Offering.

         Securities Offered - The Company is offering 10,000,000 shares (par value $0.001 per share) at $0.50 per share. The minimum subscription is 1,000 shares.

         Subscription - In connection with this subscription the undersigned hereby subscribes to the number of common shares shown in the following table.


NUMBER OF COMMON SHARES =  ___________________

Multiply by Price of Shares    x                $.50 per Share

Aggregate Subscription Price = $___________________



Check or money order shall be made payable to APTUS CORP. ESCROW ACCOUNT.

In connection with this investment in the Company, I represent and warrant as follows:

a) Prior to tendering payment for the shares, I received a copy of and read your prospectus dated ______________, 2004.

b) I am a bona fide resident of the state of ________________________________.

c) The Issuer and the other purchasers are relying on the truth and accuracy of the declarations, representations and warranties herein made by the undersigned. Accordingly, the foregoing representations and warranties and undertakings are made by the undersigned with the intent that they may be relied upon in determining his/her suitability as a purchaser. Investor agrees that such representations and warranties shall survive the acceptance of Investor as a purchaser.

Please register the shares, which I am purchasing as follows:

Name: _____________________________________ Date:  ___________________

As (check one)

    Individual          Tenants in Common      Existing Partnership
    Joint Tenants       Corporation            Trust
    Minor with adult custodian under the Uniform Gift to Minors Act    IRA

For the person(s) who will be registered shareholder(s):

-------------------------------------------     --------------------------------
Signature of Subscriber                                Residence Address

------------------------------------------      --------------------------------
Name of Subscriber (Printed)                           City or Town

-------------------------------------------     --------------------------------
Signature of Co-Subscriber State                       Zip Code

-------------------------------------------     --------------------------------
Name of Co-Subscriber (Printed)                        Telephone

-------------------------------------------     --------------------------------
Subscriber Tax I.D. or                                 Co-Subscriber Tax I.D. or
Social Security Number                                 Social Security Number

------------------------------------------- ------------------------------
E-mail Address (if available)


ACCEPTED BY: APTUS CORP.


By: _______________________________________ Date: ______________________________
Officer

No dealer, salesperson or any other person is authorized to give any information or to make any representations in connection with this
Prospectus and, if given or made, such information or
representations must not be relied upon as having been authorized by       Aptus Corp.
us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the
securities offered by this Prospectus, or an offer to sell or solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized
or is unlawful.                                                            10,000,000
_____________________________________________
                                                                           SHARES OF COMMON STOCK

Until _________, 2004 all dealers effecting transactions in the (par value $.001 per share) registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



TABLE OF CONTENTS
                                                                           Aptus Corp.
                                                                           1127 Broadway Plaza, #202
                                                                           Tacoma, Washington 98402
Summary .................................................5
Risk Factors.............................................8
Use of Proceeds..........................................16                ________, 2004
Market for Common Equity and Related Stockholder
Matters..................................................17
Dilution.................................................19
Capitalization...........................................21
Plan of Distribution.....................................22
Our Business.............................................23      ---------------------------------------
Plan of Operation........................................30
Principal Shareholders...................................35
Management...............................................37
Certain Relationships and Related Transactions...........40
Description of Securities................................40
Available Information....................................41
Stock Transfer Agent.....................................42
Experts..................................................42
Legal Opinion............................................42
Index to Financial Statements............................F-1
Information Not Required In Prospectus..................II-4
Signatures.............................................II-12



PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") permits indemnification of officers and directors as follows:

                  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
         (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Thirteen of the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of each director for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Article Fourteen of the Registrant's Certificate of Incorporation eliminates the personal liability of directors for breach of fiduciary duty to us, except in the case of breach of the duty of loyalty and for acts or omissions that were not done in good faith or which involve intentional misconduct or knowing violation of law or that involve any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Section 174 of the General Corporation Law of Delaware or for any transaction for which the director derived an improper personal benefit.

Article VII, Section 7.04 of the Registrant's bylaws provides that the Registrant must, to the fullest extent permitted by law, indemnify its directors, officers and employees.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               SEC Registration Fee                    $               460.00
               Blue Sky Fees and Expenses                            6,000.00
               Trustee's and Transfer Agent Fees                     4,000.00
               Legal Fees and Expenses                              18,000.00
               Printing and Engraving Expenses                       3,500.00
               Accountant's Fees and Expenses                        4,000.00
                                                           -------------------
               Total                                   $            35,960.00
                                                           ===================

The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

(a) Unregistered Securities Sold within the past three years

         The following sets forth information relating to all previous sales of common stock by the Registrant, which sales were not registered under the Securities Act of 1933, as amended.

         On November 7, 2003, the Registrant issued an aggregate of 12,000,000 shares of common stock to the Registrant's founders at a price of $0.0025 per share. John P. Gorst, M. Carroll Benton and Mark Levin each invested $7,500. Clifford Mastricola and Clayton Chase each invested $3,750. The common stock was issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

         On December 17, 2003, the Registrant issued 1,200,000 shares of Class A Common Stock at a price of $0.001 per share to the Registrant's founders. John
P. Gorst, M. Carroll Benton and Mark Levin, each of whom invested $300, and to Clifford Mastricola and Clayton Chase, each of whom invested $150. The common stock was issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

         On January 23, 2004, in conjunction with the acquisition of certain assets the Registrant issued to Mark Andre, Chief Executive Officer of Appgen Technologies, Inc., 500,000 shares of the Registrant's common stock valued at $1.00 per share, and a warrant to purchase an additional 500,000 shares of the Registrant's common stock at an exercise price of $0.50 per share. The warrant expires on January 22, 2014. In return for the securities, the Registrant received assets having an approximate value of $500,000. The value of the consideration was negotiated between the parties, none of whom was related. The securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

         On February 1, 2004, in conjunction with the acquisition of certain assets from QwikQuote, Inc. having an approximate value of $25,000, the Registrant issued warrants for the purchase of common stock to various stockholders of QwikQuote, Inc. as payment of $3,990 of the purchase price. The value of the consideration was negotiated between the parties, none of whom was related. The warrants were issued as follows: to Win Straube, a warrant to purchase 58,147 shares of common stock; to Tim Heath a warrant to purchase 42,000 shares of common stock; to Glenn Paul, a warrant to purchase 219,706 shares of common stock; and to Alan Katz, a warrant to purchase 58,147 shares of common stock. A warrant to purchase 42,000 shares of the Registrant's common stock was also issued to the Registrant's founder, Mark Levin as a finder's fee. The exercise price for each warrant is $0.0095 per share. The expiration date of each warrant is January 31, 2009. The securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

         In January 2004 and March 2004 the Registrant issued a total of 345,000 shares of its common stock to 13 individuals. The individuals were friends and family members and all were accredited investors as defined by Section 501(a) of Regulation D. The purchase price was $0.50 per share and the Registrant raised a total of $172,500 through this offering. The common stock was issued pursuant to an exemption provided by Rule 504 of Regulation D. In May 2004, the Registrant asked each investor to exchange the shares of common stock that had been issued to him or her and to accept, in its place, a promissory note for the amount he or she had invested. The promissory notes bear interest at the rate of prime plus 1%, and carried a due date of July 10, 2004, although this date has been extended to October 31, 2004. All the investors accepted the offer. The promissory notes were also issued pursuant to an exemption provided by Rule 504 of Regulation D.

ITEM 27.      EXHIBITS

Index to Exhibits
----------------- ------------------------------------------------------------------------------------------------
EXHIBIT
NUMBER            DESCRIPTION
----------------- ------------------------------------------------------------------------------------------------
3.1               Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to the Company's
                  Registration Statement on Form SB-2 as filed December 19, 2003)*
----------------- ------------------------------------------------------------------------------------------------
3.2               Amended Articles of Incorporation changing authorized common shares to 250,000,000.
                  (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2
                  as filed December 19, 2003)*
----------------- ------------------------------------------------------------------------------------------------
3.3               Amended Articles of Incorporation adding class A common shares with super voting rights.
                  (Incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form
                  SB-2 as filed December 19, 2003)*
----------------- ------------------------------------------------------------------------------------------------
3.4               Bylaws (Incorporated by reference to the Company's Registration Statement on Form SB-2 as
                  filed December 19, 2003)*
----------------- ------------------------------------------------------------------------------------------------
4.1               Warrant Agreement issued to Mark Levin dated February 1, 2004.  (Incorporated by reference to
                  Exhibit 4.1 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
4.2               Warrant Agreement issued to Glenn Paul dated February 1, 2004. (Incorporated by reference to
                  Exhibit 4.2 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
4.3               Warrant Agreement issued to Straube Foundation dated February 1, 2004. (Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form SB-2 as filed
                  February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
4.4               Warrant Agreement issued to Tim Heath dated February 1, 2004.  (Incorporated by reference to
                  Exhibit 4.4 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
4.5               Asset Purchase Agreement dated February 1, 2004 between QwikQuote, Inc. and Aptus Corp.
                  (Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form SB-2
                  as filed February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
4.6               Asset Purchase Agreement dated January 23, 2004 between Mark Andre and Aptus Corp.
                  (Incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form
                  SB-2 as filed February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
4.7               Asset Purchase Agreement dated January 23, 2004 between Appgen Technologies, Inc. and Aptus
                  Corp. (Incorporated by reference to Exhibit 4.7 to the Company's Registration Statement on
                  Form SB-2 as filed February 25,2004)*
----------------- ------------------------------------------------------------------------------------------------
4.8               Warrant Agreement issued to Mark Andre dated January 23, 2004.*
----------------- ------------------------------------------------------------------------------------------------
4.9               Amendment to Asset Purchase Agreement between Mark Andre and Aptus Corp. dated April 5, 2004*
----------------- ------------------------------------------------------------------------------------------------
4.10              Revised Warrant Agreement issued to Mark Levin dated February 1, 2004 filed as Exhibit 4.1 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004*
----------------- ------------------------------------------------------------------------------------------------
4.11              Revised Warrant Agreement issued to Glenn Paul dated February 1, 2004 filed as Exhibit 4.2 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004*
----------------- ------------------------------------------------------------------------------------------------
4.12              Revised Warrant Agreement issued to Straube Foundation dated February 1, 2004 filed as Exhibit
                  4.3 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004*
----------------- ------------------------------------------------------------------------------------------------
4.13              Revised Warrant Agreement issued to Tim Heath dated February 1, 2004 as filed as Exhibit 4.4 to the Company's Registration Statement on Form SB-2 as filed February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
5.1               Legal Opinion*
----------------- ------------------------------------------------------------------------------------------------
10.1              Distribution Agreement dated January 23, 2004 between Mark Andre and Aptus Corp. (Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form SB-2 as filed
                  February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.2              Security Agreement dated January 23, 2004 between Mark Andre and Aptus Corp. (Incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form

                                      II-8

                  SB-2 as filed February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.3              Consulting Agreement dated January 23, 2004 between Mark Andre and Aptus Corp. (Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form SB-2 as filed
                  February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.4              Consulting and Non-Compete Agreement dated February 1, 2004 between Glenn Paul and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.4 to the Company's Registration Statement)*
----------------- ------------------------------------------------------------------------------------------------
10.5              Consulting and Non-Compete Agreement dated February 1, 2004 between Alan Katz and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.5 to the Company's Registration Statement as filed
                  February 25, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.6              Consulting and Non-Compete Agreement dated February 1, 2004 between Win Straube. (Incorporated by reference to Exhibit 10.6 to the Company's Registration on Form SB-2 as filed February 25,
                  2004)*
----------------- ------------------------------------------------------------------------------------------------
10.7              Lease Agreement dated November 17, 2003 between Simon-Marten, LLC and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.7 to the Company's Registration on Form SB-2/A as
                  filed on April 16, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.8              Lease Agreement dated December 1, 2003 between HQ Global Workplace and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.8 to the Company's Registration on Form SB-2/A as
                  filed April 16, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.9              Form of Platinum Level Dealer VAR Agreement (Incorporated by reference to Exhibit 10.9 to the
                  Company's Registration on Form SB-2/A as filed May 21, 2004).*
----------------- ------------------------------------------------------------------------------------------------
10.10             Form of Gold Level Dealer VAR Agreement. (Incorporated by reference to Exhibit 10.10 to the
                  Company's Registration on Form SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.11             Form of Dealer Level VAR Agreement. (Incorporated by reference to Exhibit 10.11 to the
                  Company's Registration on Form SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.12             Promissory Note dated January 8, 2004 between David Fargo and Aptus Corp. (Incorporated by reference to Exhibit 10.12 to the Company's Registration on Form SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.13             Promissory Note dated January 9, 2004 between Anthony Edlin and Aptus Corp (Incorporated by reference to Exhibit 10.13 to the Company's Registration on Form SB-2/A as filed May 21,
                  2004)*
----------------- ------------------------------------------------------------------------------------------------
10.14             Promissory Note dated January 9, 2004 between Joseph and Kristina O'Brien and Aptus Corp
                  (Incorporated by reference to Exhibit 10.14 to the Company's Registration on Form SB-2/A as
                  filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.15             Promissory Note dated January 14, 2004 between Marview Holdings and Aptus Corp. (Incorporated by reference to Exhibit 10.15 to the Company's Registration on Form SB-2/A as filed May 21,
                  2004)*
----------------- ------------------------------------------------------------------------------------------------
10.16             Promissory Note dated January 27, 2004 between Norman Dyer and Aptus Corp. (Incorporated by reference to Exhibit 10.16 to the Company's Registration on Form SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.17             Promissory Note dated January 29, 2004 between Jeffery Salomon and Aptus Corp. (Incorporated by reference to Exhibit 10.17 to the Company's Registration on Form SB-2/A as filed May 21,
                  2004)*
----------------- ------------------------------------------------------------------------------------------------
10.18             Promissory Note dated January 29, 2004 between Norman Dyer and Aptus Corp. (Incorporated by reference to Exhibit 10.18 to the Company's Registration on Form SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.19             Promissory Note dated March 4, 2004 between the Chase Family Trust and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.19 to the Company's Registration on Form SB-2/A as
                  filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.20             Promissory Note dated March 18, 2004 between Kenneth Green and Aptus Corp. (Incorporated by reference to Exhibit 10.20 to the Company's Registration on Form SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------

                                      II-9

10.21             Promissory Note dated March 19, 2004 between Juan Gamez and Aptus Corp. (Incorporated by reference to Exhibit 10.21 to the Company's Registration on Form SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.22             Promissory Note dated March 24, 2004 between D. Alan Dillenberg and Aptus Corp. (Incorporated by reference to Exhibit 10.22 to the Company's Registration on Form SB-2/A as filed May 21,
                  2004)*
----------------- ------------------------------------------------------------------------------------------------
10.23             Promissory Note dated March 23, 2004 between Daniel Lauter and Aptus Corp (Incorporated by reference to Exhibit 10.23 to the Company's Registration on Form SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.24             Promissory Note dated March 19, 2004 between Marvin Sauter and Aptus Corp. (Incorporated by reference to Exhibit 10.24 to the Company's Registration on Form SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.25             Promissory Note dated March 24, 2004 between Absolute Internet Service, Inc. and Aptus Corp
                  (Incorporated by reference to Exhibit 10.25 to the Company's Registration on Form SB-2/A as
                  filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.26             Amendment #1 to Security Agreement dated April 15, 2004 between Mark Andre and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.26 to the Company's Registration on Form SB-2/A as
                  filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.27             Amendment #1 to Consulting Agreement dated April 15, 2004 between Mark Andre and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.27 to the Company's Registration on Form SB-2/A as
                  filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.28             Amendment #1 to Asset Purchase Agreement dated April 15, 2004 between Mark Andre and Aptus
                  Corp. (Incorporated by reference to Exhibit 10289 to the Company's Registration on Form
                  SB-2/A as filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.29             Amendment #1 to Distribution Agreement dated April 15, 2004 between Mark Andre and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.29 to the Company's Registration on Form SB-2/A as
                  filed May 21, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.30             Letter of Intent dated September 4, 2003 between QwikQuote, Inc. and Aptus Corp. (Incorporated by reference to Exhibit 10.30 to the Company's Registration on Form SB-2/A as filed June 30,
                  2004)*
----------------- ------------------------------------------------------------------------------------------------
10.31             Letter of Intent dated November 3, 2003 between Mark Andre, Appgen, Inc. and Aptus Corp.
                  (Incorporated by reference to Exhibit 10.31 to the Company's Registration on Form SB-2/A as
                  filed June 30, 2004)*
----------------- ------------------------------------------------------------------------------------------------
10.32             Form of Amendment #1 to Promissory Note agreed to August 19, 2004 and signed by 13 Promissory
                  Note holders (1)
----------------- ------------------------------------------------------------------------------------------------
23.1              Consent of De Joya and Company(1)
----------------- ------------------------------------------------------------------------------------------------
*Previously filed.
(1) Filed herewith.

ITEM 28. UNDERTAKINGS

                  The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) To include any additional or changed material information on the plan of distribution.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Pre-Effective Amendment No. 5 on Form SB-2 and authorized this Pre-Effective Amendment No. 5 on Form SB-2 to be signed on our behalf by the undersigned, in the City of Tacoma, Pierce County, State of Washington, on August 31, 2004.

                                            APTUS CORP.


                                            By:/s/ John P. Gorst
                                               ---------------------------------
                                            John P. Gorst,
                             Chief Executive Officer

In accordance with the Securities Act of 1933, Pre-Effective Amendment No. 5 to SB-2 Registration Statement was signed by the following persons in the capacities and on the dates indicated.


Dated:  August 31, 2004

                                     /s/ John P. Gorst
                                     ------------------------------------
                                     Chief Executive Officer, Chairman of
                                     the Board and Director

Dated:  August 31, 2004

                                     /s/ M. Carroll Benton
                                     ------------------------------------
                                     M. Carroll Benton
                                     Chief Administrative Officer
                                     Secretary, Treasurer and
                                     Director, Principal Accounting
                                     Officer and Principal Financial Officer